Exhibit 10.3

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of January 29, 2016

among

PARLEX 4 UK FINCO, LLC

and

PARLEX 4 FINANCE, LLC,

as Sellers

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Buyer

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-ii-

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

SCHEDULE I	Prohibited Transferees

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Sellers

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Form of Custodial Delivery Certificate

EXHIBIT V-A	Form of Power of Attorney for U.S. Purchased Assets

EXHIBIT V-B	Form of Power of Attorney for Foreign Purchased Assets

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VII	Asset Information

EXHIBIT VIII	Purchase Procedures

EXHIBIT IX	Form of Bailee Letter

EXHIBIT X	Form of Margin Deficit Notice

EXHIBIT XI	Form of Tax Compliance Certificates

EXHIBIT XII	UCC Filing Jurisdictions

EXHIBIT XIII	Form of Servicer Notice

EXHIBIT XIV	Form of Release Letter

EXHIBIT XV	Covenant Compliance Certificate

EXHIBIT XVI	Form of Re-Direction Letter

EXHIBIT XVII	Form of Servicing Agreement for Foreign Purchased Assets

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AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of January 29, 2016, by and among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association organized under the laws of the United States (“Buyer”), and PARLEX 4 UK FINCO, LLC (“Foreign Asset Seller”) and PARLEX 4 FINANCE, LLC (“U.S. Seller”) (each a Delaware limited liability company and a “Seller” with respect to the Eligible Assets that it sells to Buyer and together, the “Sellers”).

ARTICLE 1.

APPLICABILITY

Sellers and Buyer entered into that certain Master Repurchase Agreement, dated as of December 20, 2013, as amended by that certain Amendment No. 1 to Master Repurchase Agreement, dated as of June 27, 2014, and as further amended by that certain Amendment No. 2 to Master Repurchase Agreement, dated as of January 14, 2015 (collectively, the “Existing Agreement”).

Sellers and Buyer have agreed that this Agreement amends, restates and supersedes the Existing Agreement in its entirety. All Transactions (as defined in the Existing Agreement) outstanding under the Existing Agreement as of the Amendment and Restatement Date shall be deemed to be Transactions (as defined in this Agreement) outstanding under this Agreement and all Confirmations and Future Funding Confirmations (each as defined in the Existing Agreement) under the Existing Agreement as of the Amendment and Restatement Date shall be deemed to be Confirmations or Future Funding Confirmations, as applicable, under this Agreement (and, accordingly, in each case, subject to the terms and conditions hereof) and all references in any Transaction Document (including, without limitation, any and all Confirmations and/or Future Funding Confirmations and assignment documentation executed pursuant to the Existing Agreement) to “the Agreement” or any similar formulation intended to refer to the currently effective Master Repurchase Agreement among the parties hereto shall be deemed to be references to this Agreement.

From time to time the parties hereto may enter into transactions in which Sellers and Buyer agree to the transfer from either Seller to Buyer of all of its rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to such Seller, with a simultaneous agreement by Buyer to transfer back to such Seller such Assets at a date certain or on demand, against the transfer of funds by such Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from either Seller to Buyer.

ARTICLE 2.

DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Article 12(b)(i) of this Agreement.

“Acceptable Attorney” shall mean Ropes & Gray, LLP with respect to U.S. Purchased Assets or another attorney-at-law or law firm that has delivered at U.S. Seller’s request a Bailee Letter, with the exception of an attorney or law firm that is not reasonably satisfactory to Buyer.

“Acceptable Undertaking” shall mean a solicitor’s undertaking from Ropes & Gray LLP (London office) or a firm of solicitors regulated by the Solicitors Regulation Authority and approved for this purpose by the Buyer and in form and substance reasonably satisfactory to the Buyer.

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those servicing practices in conformity with accepted and prudent servicing practices in the industry and jurisdiction for loans of the same type and relating to the same geographical area and in a manner at least equal in quality to the service the applicable servicer provides for assets that are similar to such Purchased Asset.

“Account Security Agreement” shall mean an agreement creating security over a bank account maintained by a Foreign Obligor.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, administration, dissolution or similar law relating to the protection of creditors (“Insolvency Law”), or suffering any such petition or proceeding to be commenced by another that is consented to, not timely contested, or that results in entry by a Governmental Authority having jurisdiction of an order for relief that, in the case of an action not instigated by or on behalf of or with the consent of such Seller, is not dismissed or stayed within ninety (90) days; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person; (vii) the consent by such Person to the entry of an order for relief in an insolvency case under any Insolvency Law; or (viii) the taking of action by any such Person in furtherance of any of the foregoing.

“Additional Purchase Amount” shall have the meaning specified in Article 3(x)(i) of this Agreement.

“Additional Purchase Available Amount” shall mean the positive difference, if any, between (x) the Maximum Advance Purchase Price as of the proposed date for an Additional Purchase Transaction minus (y) the outstanding Purchase Price of such Purchased Asset as of such proposed date.

“Additional Purchase Transaction” shall have the meaning specified in Article 3(x)(i) of this Agreement.

“Additional Purchase Transaction Conditions Precedent” shall have the meaning specified in Article 3(x)(ii).

“Advance Rate” shall mean, with respect to each Transaction and any Pricing Rate Period, the initial Advance Rate for such Transaction as shown in the related Confirmation, as may be adjusted for an Additional Purchase Transaction or Future Funding Transaction as set forth herein, unless otherwise agreed to by Buyer and the related Seller, which in any case shall not exceed the Maximum Advance Rate.

“Affiliate” shall mean, when used with respect to any specified Person, (i) any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Affiliated Hedge Counterparty” shall mean JPMorgan Chase Bank, National Association, or any Affiliate thereof, in its capacity as a party to any Hedging Transaction with either Seller.

“Agreement” shall mean this Amended and Restated Master Repurchase Agreement, dated as of January 29, 2016, by and among JPMorgan Chase Bank, National Association, PARLEX 4 UK FINCO, LLC and PARLEX 4 FINANCE, LLC, as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Article 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Amendment and Restatement Date” shall mean January 29, 2016.

“Annual Reporting Package” shall mean the reporting package described on Exhibit III-C.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(b)(xxix) of this Agreement.

“Applicable Currency” means U.S. dollars or Pounds Sterling, as applicable.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Spread” shall mean, with respect to a Transaction involving a Purchased Asset:

(i) so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) specified in Schedule I attached to the Fee Letter as being the “Applicable Spread” for Purchased Assets in such Asset Type Grouping for the applicable LTV shown in Schedule I of the Fee Letter, as applicable, or such other rate as may be agreed upon between the applicable Seller and Buyer, and, in either case, as set forth in the related Confirmation; and

(ii) after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus 400 basis points (4.0%);

provided, that the Applicable Spread may be increased in connection with an Additional Purchase Transaction or Future Funding Transaction.

“Applicable Standard of Discretion” shall mean (a) if the ratio of (x) the Maximum Purchase Price of such Purchased Asset to (y) the value of the related Underlying Mortgaged Property, determined in Buyer’s commercially reasonable discretion, is less than or equal to the LTV as of the Purchase Date, Buyer’s commercially reasonable discretion, and (b) if the ratio of (x) the Maximum Purchase Price of such Purchased Asset to (y) the value of the related Underlying Mortgaged Property, determined in Buyer’s commercially reasonable discretion, is greater than the LTV as of the Purchase Date, Buyer’s sole discretion. For purposes of Buyer’s determination of the value of the relevant Underlying Mortgaged Property, (i) the value may be determined using any commercially reasonable method, including without limitation by reference to a recent appraisal prepared in accordance with the Appraisal Regime, broker price opinions and/or discounted cash flow analysis or any other commercially reasonable method (for the avoidance of doubt, while not exclusive, any of the foregoing shall be deemed for all purposes to be commercially reasonable) and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks posed by any Liens on the related Underlying Mortgaged Property(ies).

“Appraisal” shall mean, with respect to each Underlying Mortgaged Property, an appraisal of the related Underlying Mortgaged Property conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and, in addition, certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, addressed to (either directly or pursuant to a reliance letter in favor of Buyer or reliance language in such Appraisal running to the benefit of Buyer as a successor and/or assign) and reasonably satisfactory to Buyer.

“Appraisal Regime” shall mean (a) with respect to U.S. Purchased Assets other than Legacy Purchased Assets, an appraisal that satisfies the definition of Appraisal and, in the case of Legacy Purchased Assets, FIRREA, and (b) with respect to Foreign Purchased Assets, RICS.

“Asset Due Diligence” shall have the meaning set forth in Article 3(b)(v) hereof.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VII attached hereto.

“Asset Type Grouping” shall have the meaning set forth in the Fee Letter.

“Assets” shall have the meaning specified in Article 1 of this Agreement.

“Assignee” shall have the meaning set forth in Article 17(a) hereof.

“Bailee Letter” shall mean (A) with respect to any U.S. Purchased Asset, a letter from an Acceptable Attorney or from a Title Company, in the form attached to this Agreement as Exhibit IX, wherein such Acceptable Attorney or Title Company in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney, Title Company, or other Person acceptable to Buyer is holding the same as bailee of Buyer under such letter and (iii) agrees that such Acceptable Attorney or Title Company shall deliver such Purchased Asset File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date (or, if applicable, the date of the Future Funding Transaction) for the related Purchased Asset, and (B) with respect to any Foreign Purchased Asset, an Acceptable Undertaking.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Breakage Costs” shall have the meaning assigned thereto in Article 3(l).

“Business Day” shall mean any day on which banks are open for general business in London and Jersey other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange or the Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed and (iii) a day on which banks in the State of New York, Pennsylvania, Kansas or Minnesota are authorized or obligated by law or executive order to be closed or, with respect to “London Business Days” for the determination of LIBOR, any day on which banks in London, England are authorized or obligated by law or executive order to be closed.

“Buyer” shall mean JPMorgan Chase Bank, National Association, or any permitted successor or assign.

“Buyer Compliance Policy” shall mean any corporate policy of Buyer or of any corporate entity controlling Buyer related to the compliance by Buyer or such corporate entity or any of Buyer’s or by any such corporate entity’s Affiliates with any Requirement of Law and/or any request or directive by any Governmental Authority (whether or not having the force of law) and/or any proposed law, rule or regulation, including without limitation any policy of Buyer or any such corporation to comply with rules in proposed form or otherwise not yet in effect or to adhere to standards or other requirements in excess of those that would be required by any Requirement of Law.

“Buyer Funding Costs” shall mean the actual funding costs of Buyer or of any corporate entity controlling Buyer associated with any one or more of the Transactions (including any related Additional Purchase Transaction or Future Funding Transaction) or otherwise with Buyer’s obligations under the Transaction Documents.

“Buyer’s Margin Amount” shall mean with respect to any Transaction and any Purchased Asset on any date of determination, the Advance Rate applied to such Purchased Asset at the time that such Transaction was entered into as agreed to by the applicable Seller and Buyer and set forth in the applicable Confirmation (as increased as a result of any Additional Purchase Transaction or Future Funding Transaction), multiplied by the Market Value of such Purchased Asset as of such date of determination; provided, that to the extent the Advance Rate is not set forth in the related Confirmation, the Advance Rate shall be deemed to be the applicable Advance Rate set forth on Schedule I to the Fee Letter.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partner or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean, as of any date of determination, marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States Government.

“Cause” shall have the meaning specified in Article 11(v) of this Agreement.

“Change in Law” shall have the meaning specified in Article 3(h).

“Change of Control” shall mean the occurrence of any of the following:

(i) the consummation of a merger or consolidation of Guarantor with or into another entity or any other reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in Guarantor immediately prior to such merger, consolidation or other reorganization;

(ii) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors, of twenty percent (20%) or more other than Affiliates of Guarantor and related funds of The Blackstone Group L.P. or to the extent such interests are obtained through public market offering or secondary market trading;

(iii) Guarantor shall cease to own, of record and beneficially, directly or indirectly, one hundred percent (100%) of the outstanding Capital Stock of any Parent and to Control any Parent or any Parent shall cease to own, of record and beneficially, directly or indirectly, one hundred percent (100%) of the outstanding Capital Stock of the applicable Seller and to Control the applicable Seller; or

(iv) a Transfer of all or substantially all of Guarantor’s assets (other than any securitization transaction or any repurchase or other similar transactions in the ordinary course of Guarantor’s business).

“Closing Date” shall mean December 20, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Period” shall mean (i) with respect to the first Remittance Date, the period beginning on and including the Closing Date and continuing to, and including the calendar day immediately preceding such Remittance Date, and (ii) with respect to each subsequent Remittance Date, the period beginning on and including the Remittance Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the calendar day immediately preceding the following Remittance Date.

“Concentration Limit” shall mean the limit on the maximum portion of the aggregate Maximum Purchase Price for all Purchased Assets on each Business Day that may relate to Purchased Assets that are Junior Mortgage Loans or Mezzanine Loans, which limit shall be thirty-five percent (35%) of such then current aggregate Maximum Purchase Price for all Purchased Assets.

“Confirmation” shall have the meaning specified in Article 3(b)(iv) of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Control,” “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate in form and substance identical to the certificate attached hereto as Exhibit XV.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of December 20, 2013, by and among the Custodian, Sellers and Buyer.

“Custodial Delivery Certificate” shall mean the form executed by the applicable Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Article 7(b) of this Agreement, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean U.S. Bank National Association, or any successor Custodian appointed by Buyer with the prior written consent of Sellers, not to be unreasonably withheld, conditioned or delayed.

“Debenture” shall mean an English law-governed security agreement pursuant to which a Mortgagor that (a) owns an Underlying Mortgaged Property located in England and Wales and/or (b) is incorporated or established in England and Wales, creates security over such Mortgagor’s entire assets and undertaking (including any such Underlying Mortgaged Property) with respect to a Foreign Purchased Asset.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Mortgage Asset” shall mean any asset (a) that is thirty (30) days or more delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related loan documents or other Asset documentation or, with respect to a Senior Mortgage Loan or Junior Mortgage Loan that is a participation interest, the Underlying Mortgage Loan is thirty (30) days or more delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related loan documents, (b) for which there is a breach of the applicable representations and warranties set forth on Exhibit VI hereto, (c) as to which an Act of Insolvency shall have occurred (and, in the case of an involuntary Act of Insolvency, be continuing) with respect to the Mortgagor, (d) as to which a non-monetary event of default shall have occurred under any document included in the Purchased Asset File for such Purchased Asset or (e) with respect to which there has been an extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of any related loan or participation document that has an adverse effect on the interest in such asset, as determined by Buyer in its sole discretion and with respect to which Buyer has not consented to in writing.

“Depository” shall mean PNC Bank, National Association, or any successor Depository appointed by Buyer with the prior written consent of Sellers, not to be unreasonably withheld, conditioned or delayed.

“Depository Accounts” shall mean the segregated interest bearing accounts, in the name of Buyer, established at Depository pursuant to this Agreement, and which is subject to the applicable Depository Agreement.

“Depository Agreement” shall mean (i) with respect to the U.S. Purchased Assets, that certain Depository Agreement, dated as of December 20, 2013, among Buyer, U.S. Seller and Depository, or any successor agreement thereto approved by Buyer in its discretion and (ii) with respect to the Foreign Purchased Assets, that certain Depository Agreement, dated as of December 20, 2013, among Buyer, Foreign Asset Seller and Depository, or any successor agreement thereto approved by Buyer in its discretion.

“Due Diligence Legal Expenses” shall mean all of the reasonable and necessary out of pocket third-party legal fees, costs and expenses actually incurred by Buyer in connection with the Asset Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction (including an Additional Purchase Transaction or Future Funding Transaction).

“Due Diligence Package” shall have the meaning specified in Exhibit VIII to this Agreement, and any other similar information with respect to a Foreign Purchased Asset.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(f) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(f) of this Agreement.

“Eligible Assets” shall mean any of the following types of assets or loans (1) that are acceptable to Buyer in its sole and absolute discretion (such determination of acceptability only being applicable prior to the Purchase Date for the related Purchased Asset, but shall not be a factor at any time after the Purchase Date for such Purchased Asset and the initial Transaction), (2) on each day, with respect to which the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects except to the extent disclosed in a Requested Exceptions Report approved by Buyer, and (3) that are secured directly or indirectly by properties that are multi-family, mixed use, industrial, office building or hospitality or such other types of properties that Buyer may agree to in its sole discretion, and are properties located in either (a) the United States of America, its territories or possessions (or elsewhere, in the sole discretion of Buyer) or (b) England:

(i) with respect to U.S. Purchased Assets:

(a) Senior Mortgage Loans;

(b) Junior Mortgage Loans;

(c) Mezzanine Loans; and

(d) any other asset or loan types or classifications that are acceptable to Buyer, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole and absolute discretion; and

(ii) with respect to Foreign Purchased Assets:

(a) Senior Mortgage Loans; and

(b) any other asset or loan types or classifications that are acceptable to Buyer, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole and absolute discretion.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement, unless otherwise specifically agreed to by Buyer in writing: (1) non-performing loans; (2) loans that are Defaulted Mortgage Assets; (3) any asset, where payment of the Purchase Price with respect thereto would cause the aggregate of all Repurchase Prices to exceed the Maximum Facility Amount; (4) construction loans; (5) Mezzanine Loans or Junior Mortgage Loans backed by hotels with a last dollar loan-to-value ratio in excess of seventy percent (70%); (6) other than as approved by Buyer in its discretion, Assets where the Underlying Mortgaged Property is owned or leased in whole or in part by any Seller, Guarantor or any of their respective Affiliates; (7) Assets that, upon becoming a Purchased Asset would violate the Concentration Limit; or (8) assets secured directly or indirectly by loans described in the preceding clauses (1) through (7).

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health, safety or hazardous materials, pollution, the conditions of the workplace, or the generation, handling, storage, use, release or spillage of any substance that, alone or in combination with any other, is capable of causing harm to the environment, including, without limitation, any waste, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Site Assessment” shall have the meaning specified in Exhibit VI.

“Equity Security Agreement” shall mean each agreement creating security over the shares, partnership interests or other equity participation of a Foreign Obligor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any Person that is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.

“Event of Default” shall have the meaning specified in Article 12 of this Agreement.

“Exchange Act” shall have the meaning specified in the definition of “Change of Control”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or any Assignee, or required to be withheld or deducted from a payment to or for the account of Buyer or Assignee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes imposed on or measured by net worth (however denominated) and branch profits Taxes, in each case, (i) imposed as a result of Buyer or Assignee being organized under the laws of, or having its principal office or the office from which it books the Transactions located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer or Assignee with respect to an interest under this Agreement pursuant to a law in effect on the date on which (i) such Buyer or Assignee acquires such interest hereunder (other than pursuant to an assignment request by Sellers under Article 3(v)) or (ii) Buyer or Assignee changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Article 3(n) or Article 3(q), amounts with respect to such Taxes were payable either to Buyer’s or Assignee’s assignor immediately before such Buyer or Assignee acquired an interest hereunder or to such Buyer or Assignee immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to such Buyer’s or Assignee’s failure to comply with its obligations under Article 3(r) and Article 21(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agreement” shall have the meaning specified in Article 1 of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into with a Governmental Authority pursuant thereto (including pursuant to Section 1471(b)(1) of the Code).

“FATF” shall have the meaning specified in the definition of “Prohibited Investor”.

“FCA Regulations” shall have the meaning specified in Article 21(a) of this Agreement.

“FDIA” shall have the meaning specified in Article 21(c) of this Agreement.

“FDICIA” shall have the meaning specified in Article 21(e) of this Agreement.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain letter agreement, dated as of December 20, 2013, between Buyer and Sellers, as amended by that certain Amendment No. 1 to Fee and Pricing Letter, dated as of July 14, 2014, and as the same may be further amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Article 6(c) of this Agreement.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP or, with respect to a Foreign Purchased Asset, IFRS, to be capitalized on a balance sheet of the lessee.

“Fitch” shall mean Fitch Ratings, Inc.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Force Majeure Event” shall mean (a) with respect to Transactions relating to U.S. Purchased Assets, any of the following: (i) there has occurred and is continuing an outbreak of significant hostilities or escalation thereof or other calamity or crisis with respect to the United States or its territories, the effect of which is that, in the reasonable judgment of Buyer, it is impossible or commercially inadvisable to continue to enter into transactions in the repurchase (or “repo”) market or financing market with respect to assets similar to Eligible Assets, (ii) a banking moratorium has been declared and is continuing under federal law, New York law, or by federal or New York Governmental Authorities other applicable authorities, or (iii) Buyer is and continues to be prohibited, as a result of any Requirement of Law, from entering into transactions similar to those contemplated under the Transaction Documents with respect to U.S. Purchased Assets; and (b) with respect to Transactions relating to Foreign Purchased Assets, any of the following: (i) there has occurred and is continuing an outbreak of significant hostilities or escalation thereof or other calamity or crisis the effect of which is that, in the reasonable judgment of Buyer, it is impossible or commercially inadvisable to continue to enter into transactions in the repurchase (or “repo”) market or financing market with respect to assets similar to Eligible Assets, (ii) a banking moratorium has been declared and is continuing under federal law, New York law, the law of England and Wales or the United Kingdom, or by England and Wales or the United Kingdom, federal or New York Governmental Authorities other applicable authorities, or (iii) Buyer is and continues to be prohibited, as a result of any Requirement of Law, from entering into transactions similar to those contemplated under the Transaction Documents.

“Foreign Asset Seller” shall have the meaning specified in the Recitals of this Agreement.

“Foreign Assignment Agreement” shall mean, with respect to a Foreign Purchased Asset, a security agreement between the applicable Seller and Buyer pursuant to which such Seller assigns to Buyer all of its right, title and interest under and in relation to each related Foreign Finance Document (including its rights against any Security Agent) and any professional report delivered with respect to a Foreign Mortgage Loan that is addressed to or capable of being relied on by such Seller.

“Foreign Buyer” shall mean an Assignee that is not a U.S. Person.

“Foreign Finance Documents” shall mean, with respect to a Foreign Purchased Asset, the related loan agreement under which the related Foreign Mortgage Loan is made, any guarantee entered into in relation to such Foreign Purchased Asset that is not contained in such loan agreement, each related Foreign Mortgage Loan Security Agreement, any subordination agreement entered into in relation to any related Subordinated Debt, and any other material documents relating to such Foreign Purchased Asset.

“Foreign Mortgage” shall mean a Debenture.

“Foreign Mortgage Loan” shall mean a Senior Mortgage Loan or a Junior Mortgage Loan relating to an Underlying Mortgaged Property located in England and Wales.

“Foreign Mortgage Loan Security Agreements” shall mean, with respect to a Foreign Purchased Asset: (a) each Equity Security Agreement relating to such Foreign Purchased Asset; (b) a Debenture relating to such Foreign Purchased Asset; (c) each Subordinated Creditor’s Security Agreement relating to such Foreign Purchased Asset; (d) each Account Security Agreement relating to such Foreign Purchased Asset; and (e) any other document creating security in favor of the lenders under the related Foreign Mortgage Loan that is delivered by or on behalf of any Foreign Obligor under such Foreign Mortgage Loan.

“Foreign Obligor” shall mean an entity identified as a borrower and/or a guarantor in the related loan agreement under which a Foreign Mortgage Loan is made or that otherwise creates any security over any asset as security for the obligations of any entity under such Foreign Mortgage Loan.

“Foreign Purchased Asset” shall mean a Purchased Asset with respect to which the Underlying Mortgaged Property is located in England and Wales.

“Fraudulent Transfer Laws” shall have the meaning specified in Article 29(b).

“Future Funding Amount” shall have the meaning specified in Article 3(y)(i).

“Future Funding Confirmation” shall have the meaning specified in Article 3(y)(i).

“Future Funding Date” shall mean, with respect to any Purchased Asset, the date on which Buyer advances any portion of the Future Funding Amount related to such Purchased Asset.

“Future Funding Transaction” shall mean an additional Transaction requested with respect to any Purchased Asset to provide for the advance of additional funds in connection with any future funding that the applicable Seller is obligated to make to the related Mortgagor under a Purchased Asset.

“Future Funding Transaction Conditions Precedent” shall have the meaning specified in Article 3(y)(iii).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of December 20, 2013, from Guarantor, as guarantor in favor of Buyer, as amended by that certain Amendment No. 1 to Guarantee Agreement, dated as of March 3, 2014.

“Guarantor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation.

“Hedge-Required Asset” shall mean any Eligible Asset that is a fixed rate Eligible Asset.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, entered into by any Affiliated Hedge Counterparty or Qualified Hedge Counterparty with any Seller, either generally or under specific contingencies that is required by Buyer, or otherwise pursuant to this Agreement, to hedge the financing of a Hedge-Required Asset, or that such Seller has elected to pledge or transfer to Buyer pursuant to this Agreement.

“IFRS” shall mean international accounting standards within the meaning of the IAS Regulation 1606/2002.

“Income” shall mean, with respect to any Purchased Asset at any time, (x) any collections or receipts of principal, interest, dividends, receipts or other distributions or collections or any other amounts related to such Purchased Asset, (y) all net sale proceeds received by a Seller or any Affiliate of a Seller in connection with a sale or liquidation of such Purchased Asset and (z) all payments actually received by Buyer on account of Hedging Transactions.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is a general partner or is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (j) all obligations of such Person under Financing Leases. Notwithstanding the foregoing, bona fide securitizations that fall into this category solely as a result of the application of FAS 166 and/or FAS 167 shall not be considered Indebtedness of any Person.

“Indemnified Amounts” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Parties” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Independent Appraiser” shall mean a professional real estate appraiser that (i) is approved by Buyer in its sole discretion; (ii) was not selected or identified by the Mortgagor; (iii) is not affiliated with the lender under the mortgage or the Mortgagor; (iv) is a member in good standing of the American Appraisal Institute; (v), is certified or licensed in the state where the subject Underlying Mortgaged Property is located and (vi) in each such case, has a minimum of seven years’ experience in the subject property type.

“Independent Director” shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of either Seller and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of the applicable Seller and is not, and has never been, and will not while serving as independent director or manager be:

(a) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of either Seller or any Seller’s equityholders or Affiliates (other than as an independent director or manager of an Affiliate of a Seller that is not in the direct chain of ownership of Sellers and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(b) a customer, creditor, supplier or service provider (including provider of professional services) to any Seller or a Seller’s equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to any Seller or any Seller’s equityholders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, customer, creditor, supplier or service provider; or

(d) a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or manager of a single purpose bankruptcy remote entity in the direct chain of ownership of a Seller shall not be disqualified from serving as an independent director or manager of a Seller, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Insolvency Law” shall have the meaning specified in the definition of “Act of Insolvency”.

“Insolvency Regulation” shall have the meaning specified in Article 10(l) of this Agreement.

“Interim Servicer” shall mean Midland Loan Services, Inc., or any other servicer approved by Buyer in its commercially reasonable discretion.

“Interim Servicing Agreement” shall mean (i) with respect to all U.S. Purchased Assets, the Interim Servicing Agreement, dated as of December 20, 2013, by and among the Interim Servicer, U.S. Seller and Buyer and (ii) with respect to all Foreign Purchased Assets, the Interim Servicing Agreement, dated as of December 20, 2013, by and among Interim Servicer, Foreign Asset Seller and Buyer.

“IRS” shall mean the United States Internal Revenue Service.

“Junior Mortgage Loan” shall mean a performing mortgage loan evidenced by one or more junior promissory notes or a participation interest evidenced by a certificate of participation in a stabilized or transitional commercial, multifamily fixed or floating rate mortgage loan evidenced by a promissory note, in each case secured by first liens on multi-family or commercial properties.

“King William Street Loan” shall mean the Senior Mortgage Loan formerly referred to as “Asia House and 24 King William Street”, represented by that certain Facilities Agreement, dated November 27, 2013 between, among others, AG Beltane Asia House Limited Partnership and AG Beltane 24 KWS Limited Partnership, as borrowers, and Foreign Asset Seller, as arranger, with a maximum principal amount of £34,000,000.00; as the same was amended and restated in its entirety by that certain Facilities Agreement as amended by a supplemental agreement dated January 15, 2015, as further amended by a supplemental agreement dated October 20, 2015, as further amended by a supplemental agreement dated December 18, 2015, between, among others, AG Beltane 24 KWS Limited Partnership, as sole borrower, and Seller, as arranger, with a maximum principal amount of £47,000,000, and as same may be further amended, restated, supplemented, or otherwise modified from time to time.

“Knowledge” shall mean, as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (i) Stephen Plavin, Robert Harper, Thomas C. Ruffing or Douglas Armer, (ii) any asset manager at The Blackstone Group L.P. responsible for any Purchased Asset, or (iii) any other employee with a title equivalent or more senior to that of “principal” within The Blackstone Group L.P. responsible for the origination, acquisition and/or management of any Purchased Asset.

“Legacy Purchased Asset” shall mean (a) any Purchased Asset for which the related Purchase Date occurred prior to the Amendment and Restatement Date and (b) any Purchased Asset that was previously an Other Facility Purchased Asset and for which the Purchase Date is the Amendment and Restatement Date.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Buyer to be (i) the per annum rate for deposits in U.S. dollars (with respect to U.S. Purchased Assets) or Pound Sterling (with respect to Foreign Purchased Assets) for a period equal to the applicable Pricing Rate Period, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the respective Pricing Rate Determination Date (rounded upwards, if necessary, up to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Buyer from the Reference Banks for deposits in U.S. dollars (with respect to U.S. Purchased Assets) or Pound Sterling (with respect to Foreign Purchased Assets) for a period equal to the applicable Pricing Rate Period to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Buyer with such quotations, the rate per annum which Buyer determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Buyer are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than U.S. $1,000,000.00; provided that, in each of clauses (i), (ii) and (iii) above, if such rate shall be less than zero, then with respect to all Transactions other than Transactions relating to Legacy Purchased Assets, such rate shall be deemed to be zero for purposes of this Agreement. Buyer’s determination of LIBOR shall be binding and conclusive on Sellers absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. dollar or Pound Sterling deposits, as applicable, in the London Interbank Eurodollar Market at which Buyer prices loans on the date which LIBOR is determined by Buyer as set forth above.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“LTV” shall mean, with respect to any Purchased Asset, the ratio of the aggregate outstanding debt (which shall include such Purchased Asset and all debt senior to or pari passu with such Purchased Asset whether advanced on such date or permitted to be advanced in the future) secured, directly or indirectly, by the related Underlying Mortgaged Property(ies), to the aggregate value of such Underlying Mortgaged Property(ies) as determined by Buyer in its commercially reasonable discretion. For purposes of Buyer’s determination, (i) the value of the Underlying Mortgaged Property may be determined using any commercially reasonable method, including without limitation by reference to a recent appraisal, broker price opinions, quotes from a recognized dealer in the commercial real estate market and/or discounted cash flow analysis or other method commonly utilized by Buyer or any other commercially reasonable method and the foregoing shall be deemed for such purposes to be commercially reasonable and (ii) for the avoidance of doubt, Buyer may reduce the value of the Underlying Mortgaged Property for any actual or potential risks posed by any Liens on the related Underlying Mortgaged Property(ies).

“Margin Deficit” shall have the meaning specified in Article 4(a).

“Margin Deficit Notice” shall have the meaning specified in Article 4(a).

“Margin Notice Deadline” shall mean 1:00 p.m. New York time.

“Mark-to-Market Representations” shall mean the representations and warranties set forth (1) as items (t), (aa), (dd), (oo) and (rr) on Part 1 of Exhibit VI, (2) as item (j) on Part 2 of Exhibit VI, (3) as item (k) on Part 3 of Exhibit VI, and (4) as items (p), (bb), (gg), (ii), (mm) and (qq) on Part 4 of Exhibit VI.

“Market Disruption Event” shall mean either (a) any event or events shall have occurred (with respect to (i) Transactions relating to U.S. Purchased Assets, in the United States or England and Wales or (ii) with respect to Transactions relating to Foreign Purchased Assets, in England and Wales) in the determination of Buyer resulting in the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans, mezzanine loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events, or (b) any event or events shall have occurred (with respect to (i) Transactions relating to U.S. Purchased Assets, in the United States or England and Wales or (ii) with respect to Transactions relating to Foreign Purchased Assets, in England and Wales) resulting in the effective absence of a “securities market” for securities backed by Eligible Assets, including, but not limited to the “CMBS/CLO market”, or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Eligible Assets at prices which would have been reasonable prior to such event or events, in each case as determined by Buyer.

“Market Value” shall mean, with respect to any Purchased Asset, the market value for such Purchased Asset, as determined by Buyer at the Applicable Standard of Discretion on each Business Day in accordance with this definition. For purposes of Article 4 and 5(e), as applicable, changes in the Market Value of a Purchased Asset that is a Senior Mortgage Loan or a Junior Mortgage Loan shall be determined solely in relation to material positive or negative changes (relative to Buyer’s initial underwriting or the most recent determination of Market Value) in terms of (i) the performance or condition of the Underlying Mortgaged Property(ies) securing the Purchased Asset or other collateral securing or related to the Purchased Asset, (ii) the performance or condition of the Purchased Asset’s borrower (including obligors, guarantors, participants and sponsors) and the borrower on any Underlying Mortgaged Property or other collateral securing such Purchased Asset or the Underlying Mortgage Loan, as applicable, (iii) the performance or condition of the commercial real estate market relevant to the Underlying Mortgaged Property(ies), (iv) any actual or potential risks posed by any Liens on the related Underlying Mortgaged Property(ies), and (v) with respect to Foreign Purchased Assets only, the change in any law, regulation or regulatory policy, tax treaty or regime, licensing requirement or any similar event having an effect on the applicable Foreign Purchased Asset, taken in the aggregate. In addition, the Market Value for any Purchased Asset shall be deemed to be zero on the third (3rd) Business Day following the occurrence of any of the following with respect to such Purchased Asset: (a) a breach of a representation or warranty contained in Exhibit VI hereto other than a Mark-to-Market Representation or (b) the Repurchase Date with respect to such Purchased Asset occurs without repurchase of such Purchased Asset.

“Material Action” shall mean, as to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (unless such admission is true), or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of any Seller or Guarantor taken as a whole, (b) the ability of any Seller or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, (e) the timely payment of any amounts payable under this Agreement or any other Transaction Document.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date” shall mean January 7, 2018 or the immediately succeeding Business Day, if such day shall not be a Business Day.

“Maximum Advance Purchase Price” shall mean, with respect to a Purchased Asset with respect to which an Additional Purchase Transaction is requested in accordance with the terms of this Agreement, an amount equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset (or the par amount of such Purchased Asset, if lower than Market Value) as re-determined by Buyer as of the proposed date of such requested Additional Purchase Transaction by (ii) the Maximum Advance Rate permitted for such Purchased Asset as set forth in this Agreement.

“Maximum Advance Rate” shall mean, with respect to each Eligible Asset, the “Advance Rate” specified for the applicable Asset Type Grouping in Schedule I attached to the Fee Letter for the loan-to-value ratios shown in Schedule I, or if not shown in Schedule I attached to the Fee Letter or if otherwise agreed to by Sellers and Buyer, in the related Confirmation; provided, however, that (a) the Buyer is not obligated to purchase any Eligible Asset and (b) with respect to any Eligible Asset to be purchased hereunder, the Advance Rates shown in Schedule I attached to the Fee Letter are only indicative of the maximum advance rate available to Sellers, and Buyer is not obligated to purchase any Eligible Asset at such Maximum Advance Rates.

“Maximum Facility Amount” shall mean $500,000,000.

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset, an amount (expressed in the Applicable Currency) equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset (or the par amount of such Purchased Asset, if lower than Market Value) as of the Purchase Date by (ii) the Maximum Advance Rate permitted for such Purchased Asset as set forth in this Agreement.

“Mezzanine Loan” shall mean a performing loan evidenced by a note and primarily secured by pledges of all the equity interests in entities that own, directly or indirectly, multifamily or commercial properties that serve as collateral for Senior Mortgage Loans.

“Mezzanine Note” shall mean the original promissory note that was executed and delivered in connection with a particular Mezzanine Loan.

“Minimum Transfer Amount” shall mean, with respect to each Seller, $250,000.

“Monthly Reporting Package” shall mean the reporting package described on Exhibit III-A.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean (i) with respect to a U.S. Purchased Asset, a mortgage, deed of trust, deed to secure debt, charge or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple or term of years in real property and the improvements thereon, securing a Mortgage Note or similar evidence of indebtedness or (ii) with respect to a Foreign Purchased Asset, a Foreign Mortgage.

“Mortgage Note” shall mean, (i) with respect to a U.S. Purchased Asset, a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage, including any Senior Mortgage Loan or Junior Mortgage Loan that is a U.S. Purchased Asset, and (ii) with respect to a Foreign Purchased Asset, any evidence of indebtedness of a Mortgagor.

“Mortgagor” shall mean, (i) with respect to a U.S. Purchased Asset, the obligor on a Mortgage Note and the grantor of the related Mortgage, or the obligor on a Mezzanine Note or Participation Certificate, and (ii) with respect to a Foreign Purchased Asset, the Foreign Obligor that is expressed in the loan agreement for the relevant Foreign Mortgage Loan to be the legal or beneficial owner of the relevant Underlying Mortgaged Property.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by either Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that either Seller proposes to be included as a Purchased Item.

“OFAC” shall have the meaning specified in the definition of “Prohibited Investor”.

“Originated Asset” shall mean any Eligible Asset originated by either Seller.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present connection between such Buyer or Assignee and the jurisdiction imposing such Tax (other than connections arising from such Buyer or Assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other Transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or any Transaction Document).

“Other Facility Purchased Assets” shall mean “Purchased Assets” as defined in the Other Repurchase Agreement.

“Other Repurchase Agreement” shall mean that certain Master Repurchase Agreement, dated as of June 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time) by and among U.S. Seller, as seller, and Buyer, as buyer, which is subject to termination in accordance with the terms of the Payoff and Termination Letter dated as of January 29, 2016, among Buyer, U.S. Seller and Guarantor.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (including without limitation United Kingdom stamp duty and stamp duty reserve tax) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except for (i) any such Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents (other than an assignment made pursuant to Article 3(v) hereof), and (ii) for the avoidance of doubt, any Excluded Taxes.

“Parent” shall mean (i) with respect to U.S. Seller, 42-16 Partners, LLC and (ii) with respect to Foreign Asset Seller, 345-40 Partners LLC, each a wholly owned Subsidiary of Guarantor.

“Participants” shall have the meaning set forth in Article 17(a) of this Agreement.

“Participation Certificate” shall mean the original participation certificate that was executed and delivered in connection with a Senior Mortgage Loan or Junior Mortgage Loan that is a participation interest.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by either Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which such Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning set forth in Article 20(a) of this Agreement.

“Pledge Agreement” shall mean that certain Amended and Restated Pledge Agreement, dated as of December 20, 2013, by each Parent in favor of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, pledging all of each Seller’s Capital Stock to Buyer.

“Pound Sterling” shall mean the lawful currency for the time being of the United Kingdom.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the outstanding Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by the applicable Seller to Buyer with respect to such Purchased Asset).

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) LIBOR and (ii) the relevant Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) London Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction, Remittance Date or Repurchase Date (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Principal Proceeds” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal (including net sale proceeds) received by the Depository or allocated as principal in respect of any such Purchased Asset.

“Prohibited Investor” shall mean (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) or any sanctions or “black” list maintained by the Financial Conduct Authority, the Foreign & Commonwealth Office, HM Treasury or the United Nations or any list maintained in accordance with the Common Foreign and Security Policy of the EU, (2) any foreign shell bank, and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. (See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.)

“Prohibited Person” shall have the meaning set forth in Article 9(b)(xxvii).

“Prohibited Transferee” shall mean any of the Persons listed on Schedule I attached to this Agreement.

“Property Report” shall mean, with respect to a Foreign Purchased Asset, any certificate or report title in relation to the Underlying Mortgaged Property that is delivered as a condition precedent to the making of the related Foreign Mortgage Loan under the loan agreement for such Foreign Mortgage Loan.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from the applicable Seller in connection with a Transaction.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by the applicable Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below, not to exceed the Maximum Purchase Price. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in the Applicable Currency) equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset as of the Purchase Date (or the par amount of such Purchased Asset, if lower than Market Value) by (ii) the Advance Rate for such Purchased Asset, as set forth on the related Confirmation. The Purchase Price of any Purchased Asset shall be (x) increased by an Additional Purchase Amount or Future Funding Amount made by Buyer to the applicable Seller or by any other amounts disbursed by Buyer to such Seller or to the related borrower on behalf of such Seller with respect to such Purchased Asset to the related borrower on behalf of such Seller with respect to such Purchased Asset and (y) decreased by (A) the portion of any Principal Proceeds on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price and (B) any other amounts paid to Buyer by the applicable Seller specifically to reduce such Purchase Price and that are applied pursuant to Article 5 hereof to reduce such Purchase Price.

Solely for purposes of calculations related to the Maximum Facility Amount, any Transaction denominated in Pound Sterling shall be converted to the U.S. Dollars equivalent by utilizing the Spot Rate quoted by Buyer on the related Purchase Date (which shall be set forth in the applicable Confirmation).

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by the related Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by the Sellers to Buyer (other than Purchased Assets that have been repurchased by a Seller).

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset Fee” shall have the meaning set forth in the Fee Letter.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in Article 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement; provided that to the extent that Buyer waives, including pursuant to Article 7(b), receipt of any document in connection with the purchase of an Eligible Asset (but not if Buyer merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Buyer determines in good faith that such document is necessary or customary for the servicing of the applicable Purchased Asset.

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery Certificate containing information substantially similar to the Asset Information.

“Purchased Items” shall have the meaning specified in Article 6(a) of this Agreement.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity, other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term debt of which is rated no less than “A+” by S&P, and “A1” by Moody’s and (c) is reasonably acceptable to Buyer; provided, that with respect to clause (c), if Buyer has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or clause (b) no longer applies with respect to such counterparty.

“Quarterly Reporting Package” shall mean the reporting package described on Exhibit III-B.

“Rating Agency” shall mean any of Fitch, Moody’s, S&P, DBRS, Inc. and Kroll Bond Rating Agency Inc.

“Re-direction Letter” shall have the meaning specified in Article 5(b).

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, National Association, Barclays Bank, Plc and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer, in its sole discretion exercised in good faith, may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Register” shall have the meaning assigned in Article 17(c).

“Release Letter” shall mean a letter substantially in the form of Exhibit XIV hereto (or such other form as may be acceptable to Buyer).

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean (i) with respect to Purchased Assets other than Foreign Purchased Assets, the seventeenth (17th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day and (ii) with respect to Purchased Assets that are Foreign Purchased Assets, January 23, April 23, July 23 and October 23, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or, in each case, such other day as is mutually agreed to by Sellers and Buyer.

“Repurchase Date” shall mean, with respect to a Purchased Asset, the earliest to occur of (i) any Early Repurchase Date for such Transaction; (ii) the date set forth in the applicable Confirmation; (iii) the Accelerated Repurchase Date; (iv) the Maturity Date; and (v) the date that is two (2) Business Days prior to the maturity date of such Purchased Asset (subject to extension, if applicable, in accordance with the related Purchased Asset Documents); provided that, solely with respect to clause (v), the settlement with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days later.

“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to the applicable Seller; such price will be determined in each case as the sum of the (i) outstanding Purchase Price of such Purchased Asset (inclusive of any other additional funds advanced by Buyer in connection with such Purchased Asset including Additional Purchase Amounts and/or Future Funding Amounts); (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); (iii) any other amounts due and owing by any Seller to Buyer and its Affiliates pursuant to the terms of this Agreement as of such date; (iv) if such Repurchase Date is not a Remittance Date, except as otherwise expressly set forth in this Agreement, any Breakage Costs payable in connection with such repurchase other than with respect to the determination of a Margin Deficit; (v) any amounts that would be payable to (a positive amount) a Qualified Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination, if such determination is in connection with any calculation of Margin Deficit; and (vi) any amounts that would be payable to (a positive amount) an Affiliated Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination, if such determination is in connection with any calculation of Margin Deficit (and not in connection with an actual repurchase of a Purchased Asset). In addition to the foregoing, the Repurchase Price shall be decreased by (A) the portion of any Principal Proceeds on such Purchased Asset that is applied pursuant to Article 5 hereof to reduce such Repurchase Price for such Purchased Asset and (B) any other amounts paid to Buyer by or on behalf of the applicable Seller to reduce such Repurchase Price for such Purchased Asset.

“Requested Exceptions Report” shall have the meaning assigned thereto in Article 3(b)(v)(E).

“Required Filing” means registration of particulars of the Mortgage at the Companies Registration Office under the Companies Act 2006 and payment of associated fees; and registration of the Mortgage at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Responsible Officer” shall mean the officers of Seller as designated in its operating agreement.

“RICS” shall mean the then-current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors.

“S&P” shall mean Standard and Poor’s Ratings Services.

“SEC” shall have the meaning specified in Article 22(a) of this Agreement.

“Secondary Market Transaction” shall have the meaning set forth in Article 28(a).

“Security Agent” shall mean, with respect to a Foreign Mortgage Loan that is in syndicated form, a security agent or a security trustee appointed by the lenders under such Foreign Mortgage Loan to hold the benefit of the Foreign Mortgage Loan Security Agreements on their behalf.

“Seller” shall mean each entity identified as a “Seller” in the Recitals hereto and such other sellers as may be approved by Buyer in its sole discretion from time to time.

“Senior Mortgage Loan” shall mean, in respect of a U.S. Purchased Asset, a performing senior commercial or multifamily fixed or floating rate senior mortgage loan evidenced by one or more promissory notes or senior participation interests in such a mortgage loan evidenced by a certificate of participation, in each case secured by first liens on multifamily or commercial properties, and, in respect of a Foreign Purchased Asset, a performing senior commercial or multifamily fixed or floating rate senior mortgage loan or senior participation interests in such a mortgage loan evidenced by a certificate of participation, in each case secured by first liens on multifamily or commercial properties.

“Senior Tranche” shall have the meaning set forth in Section 28(a).

“Servicer Notice” shall mean the agreement between Buyer, Seller and the primary servicer, substantially in the form of Exhibit XIII hereto, as amended, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall have the meaning specified in Article 27(b).

“Servicing Records” shall have the meaning specified in Article 27(b).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.

“Servicing Tape” shall have the meaning specified in Exhibit III-A hereto.

“SIPA” shall have the meaning specified in Article 22(a) of this Agreement.

“Spot Rate” shall mean, as of any date of determination, the U.S. dollar/Pound Sterling spot rate determined by Buyer at or about 11:00 a.m. New York Time such date of determination as obtained from the applicable screen on Bloomberg.

“Subordinate Eligible Assets” shall mean Eligible Assets described in items (ii) and (iii) of the definition of Eligible Assets.

“Subordinate Financing” shall have the meaning set forth in Article 28(a).

“Subordinated Creditor’s Security Agreement” shall mean an agreement creating security over Subordinated Debt as security for a Foreign Mortgage Loan.

“Subordinated Debt” shall mean any shareholder or other affiliated debt that is advanced to a Foreign Obligor in connection with (and in accordance with the terms of) a Foreign Mortgage Loan.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Seller.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the collateral is located) survey of the underlying real estate directly or indirectly securing or supporting such Purchased Asset prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer and the company issuing the Title Policy for such Property; or, in relation to Purchased Assets relating to Underlying Mortgaged Property located in England and Wales, a valuation of such Underlying Mortgaged Property by a valuer prepared on the basis of the market value as that term is defined in the then current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors in form and content satisfactory to Buyer.

“Taxes” shall mean all forms of present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, surcharges, costs, charges, additions to tax or penalties applicable thereto.

“Title Company” shall mean a nationally-recognized title insurance company reasonably acceptable to Buyer.

“Title Policy” shall have the meaning specified in Exhibit VI.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement and shall include any related Additional Purchase Transaction and any related Future Funding Transaction.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Schedules, Exhibits and Annexes to this Agreement, the Guarantee Agreement, the Custodial Agreement, the Fee Letter, each Servicing Agreement, each Depository Agreement, the Pledge Agreement, all Hedging Transactions and all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset by the applicable Seller to Buyer in accordance herewith).

“Transfer Certificate” shall mean, with respect to a Foreign Mortgage Loan, any form of transfer or substitution certificate or assignment agreement that is scheduled to the related loan agreement for such Foreign Mortgage Loan and that is used to effect the legal transfer of such Foreign Mortgage Loan.

“Transferee” shall have the meaning set forth in Article 17(a) hereof.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Asset Files that are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with an Acceptable Attorney or such other counsel or other third party acceptable to Buyer in its sole discretion.

“UCC” shall have the meaning specified in Article 6(c) of this Agreement.

“Underlying Mortgage Loan” shall mean, with respect to any Senior Mortgage Loan or Junior Mortgage Loan that is a participation interest or any Mezzanine Loan, a mortgage loan made in respect of the related Underlying Mortgaged Property.

“Underlying Mortgaged Property” shall mean, in the case of:

(i) a Senior Mortgage Loan, the mortgaged property securing such Senior Mortgage Loan, or the mortgaged property securing the mortgage loan in which such Senior Mortgage Loan represents a senior participation interest, as applicable;

(ii) a Junior Mortgage Loan, the mortgaged property securing such Junior Mortgage Loan, or the mortgaged property securing the mortgage loan in which such Junior Mortgage Loan represents a junior participation interest, as applicable, and

(iii) a Mezzanine Loan, the mortgaged property that is owned by the Person the equity of which is pledged as collateral security for such Mezzanine Loan.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which a Seller intends to request a Transaction, Additional Purchase Transaction or Future Funding Transaction, all material information Known by any Seller that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)), to a reputable nationally recognized institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Purchased Assets” means a Purchased Asset with respect to which the Underlying Mortgaged Property is located in any state of the United States of America.

“U.S. Seller” shall have the meaning specified in the Recitals of this Agreement.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Article 3(r)(ii)(B)(3).

“VAT” shall mean (a) any tax, interest or penalties imposed in compliance with the European Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and supplemental legislation and regulations as amended from time to time); and (b) any other tax, interest or penalties of a similar or equivalent nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or elsewhere.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3.

INITIATION; CONFIRMATION; TERMINATION;

FEES; EXTENSION OF MATURITY DATE; EXTENSION OF REPURCHASE DATE

The amendment and restatement of the Existing Agreement by this Agreement, and Buyer’s agreement to enter into this Agreement and any Transaction from and after the Amendment and Restatement Date is subject to the satisfaction, prior to or concurrently with such amendment and restatement, of all of the following items, each of which shall be satisfactory in form and substance to Buyer and its counsel (in each case, other than those items previously executed, delivered and/or performed in connection with the Existing Agreement):

(a) The following documents, delivered to Buyer:

(i) this Agreement, duly completed and executed by each of the parties hereto (including all exhibits hereto);

(ii) the Guarantee Agreement, duly completed and executed by each of the parties thereto;

(iii) the Custodial Agreement, duly executed and delivered by each of the parties thereto;

(iv) the Depository Agreements, duly completed and executed by each of the parties thereto;

(v) prior to the consummation of any Purchased Asset Transaction, the Interim Servicing Agreements, duly completed and executed by each of the parties thereto;

(vi) the Pledge Agreement, duly completed and executed by each of the parties thereto;

(vii) an Acknowledgement of Guarantor, duly completed and executed by Guarantor and delivered to Buyer on the Amendment and Restatement Date;

(viii) Powers of Attorney, duly completed and executed by each Seller and delivered to Buyer on the Amendment and Restatement Date;

(ix) Assignments in blank with respect to the security certificates representing 100% of the issued and outstanding Capital Stock of each Seller, in each case, issued pursuant to the organizational documents of the applicable Seller and delivered to Buyer on the Amendment and Restatement Date;

(x) any and all consents and waivers applicable to each Seller or to the Purchased Assets;

(xi) UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit XII hereto, each naming Sellers as “Debtors” and Buyer as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of Purchased Items in this Agreement, together with any other documents necessary or requested by Buyer to perfect the security interests granted by Sellers in favor of Buyer with respect to all relevant jurisdictions, including without limitation England and Wales, under this Agreement or any other Transaction Document such that the lien created in favor of Buyer is senior to the claim of any other creditor of any Seller or Affiliate of any Seller;

(xii) any documents relating to any Hedging Transactions;

(xiii) opinions of outside counsel to Sellers reasonably acceptable to Buyer (including, but not limited to, those relating to bankruptcy safe harbor, enforceability, corporate matters, applicability of the Investment Company Act of 1940 to Sellers or any Affiliate of either Seller, and security interests under the laws of the applicable states of the United States) and from outside counsel to Buyer with respect to similar matters relating to England and Wales, in each case, delivered to Buyer on the Closing Date;

(xiv) opinions of outside counsel to Sellers reasonably acceptable to Buyer (including, but not limited to, those relating to bankruptcy safe harbor, enforceability, corporate matters, applicability of the Investment Company Act of 1940 to Sellers or any Affiliate of either Seller, and security interests under the laws of the applicable states of the United States) and from outside counsel to Buyer with respect to similar matters relating to England and Wales, in each case, delivered to Buyer on the Amendment and Restatement Date;

(xv) good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of each Seller, Parent and Guarantor and of all corporate or other authority for each Seller, Parent and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by each Seller, Parent and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from the applicable Seller to the contrary);

(xvi) with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not serviced by a Seller, the applicable Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by each Seller and Servicer;

(xvii) Buyer shall have received payment from Sellers of an amount equal to the amount of actual costs and expenses, including, without limitation, the reasonable fees and expenses of outside counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith;

(xviii) all such other and further documents, documentation and legal opinions as Buyer in its commercially reasonable discretion shall reasonably require.

(b) Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i) the sum of (A) the unpaid Repurchase Price for all prior outstanding Transactions and (B) the requested Maximum Purchase Price for the pending Transaction, in each case, shall not exceed the Maximum Facility Amount.

(ii) no Market Disruption Event or Force Majeure Event has occurred and is continuing, no Margin Deficit exists, and no Default or Event of Default has occurred and is continuing under this Agreement or any other Transaction Document.

(iii) the applicable Seller shall have paid to Buyer (x) the Purchased Asset Fee then due and payable with respect to such Transaction pursuant to the Fee Letter and (y) Buyer’s out-of-pocket costs and expenses pursuant to Article 28(e) of this Agreement (which amounts referred to in the preceding sub-clauses (x) and (y) may be paid through a holdback to the Purchase Price) and any other amounts then due and owing to Buyer under this Agreement.

(iv) the applicable Seller shall give Buyer, prior to 10:00 a.m. New York time and at least two (2) Business Days prior to the proposed Purchase Date, written notice of each Transaction (including the initial Transaction), together with a signed, written confirmation in the form of Exhibit I attached hereto prior to each Transaction (a “Confirmation”). Each Confirmation shall describe the terms of the Transaction, the Purchased Assets, shall identify Buyer and the applicable Seller and shall be executed by both Buyer and the applicable Seller (provided, that, in instances where funds are being wired to an account other than account number 483024227101 at Bank of America, account name “Blackstone Mortgage Trust, Inc.”, ABA # 026009593, the Confirmation shall be signed by two (2) Responsible Officers of the applicable Seller); provided, however, that Buyer shall not be liable to the applicable Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of the applicable Seller, and shall set forth (among other things):

(A) the Purchase Date for the Purchased Assets included in the Transaction;

(B) the Purchase Price and Maximum Purchase Price for the Purchased Assets included in the Transaction;

(C) the Repurchase Date for the Purchased Assets included in the Transaction;

(D) the requested Advance Rate and Maximum Advance Rate for the Purchased Assets included in the Transaction;

(E) the amount of any Additional Purchase Amount or Future Funding Amount requested;

(F) the Market Value and LTV of the Purchased Asset and the Underlying Mortgaged Property as of the Purchase Date;

(G) the Applicable Spread;

(H) the currency denomination for the Purchased Asset;

(I) with regard to any Foreign Purchased Asset, the Spot Rate determined by Buyer on the Purchase Date; and

(J) any additional terms or conditions not inconsistent with this Agreement and mutually agreed upon by Buyer and the applicable Seller.

No Confirmation may be amended unless in a writing executed by Buyer and the applicable Seller. Neither (i) changes in the Repurchase Price related to a Purchased Asset due to the application of Principal Proceeds nor (ii) periodic adjustments to LIBOR related to a Purchased Asset shall require an amendment to the related Confirmation; provided, however, that the funding of any Additional Purchase Amount or Future Funding Amount shall require an amended and restated Confirmation.

(v) Buyer shall have the right to review the Eligible Assets a Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines (each, “Asset Due Diligence”). Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by the applicable Seller. On the Purchase Date for the Transaction, which shall be not less than two (2) Business Days following the final approval of an Eligible Asset by Buyer in accordance with Exhibit VIII hereto, the Eligible Assets shall be transferred to Buyer or the Custodian on Buyer’s behalf against the transfer of the Purchase Price to an account of the applicable Seller. Buyer shall inform such Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VIII attached hereto. Upon the approval by Buyer of a particular proposed Transaction, Buyer shall deliver to the related Seller a signed copy of the related Confirmation (which shall not be binding upon such Seller until it is signed and delivered by such Seller and shall not be binding upon Buyer until it is signed and delivered by Buyer) described in clause (iv) above, on or before the scheduled date of the underlying proposed Transaction. Prior to the approval of each proposed Transaction by Buyer, as applicable:

(A) Buyer shall have (i) determined, in its sole and absolute discretion, that the asset proposed to be sold to Buyer by the applicable Seller in such Transaction is an Eligible Asset and (ii) determined conformity to the terms of the Transaction Documents, Buyer’s internal credit and underwriting criteria, and (iii) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to such Seller;

(B) Buyer shall have fully completed all external legal due diligence;

(C) Buyer shall have determined the Pricing Rate applicable to the Transaction (including the Applicable Spread) in accordance with Schedule I attached to the Fee Letter (as adjusted by Buyer on a case by case basis in its sole discretion) hereto or as otherwise agreed by Buyer and the applicable Seller;

(D) no Market Disruption Event or Force Majeure Event has occurred and is continuing, no Margin Deficit exists, and no Default or Event of Default has occurred and is continuing under this Agreement or any other Transaction Document;

(E) the applicable Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Purchased Asset and any other eligibility criteria for such Purchased Asset of which such Seller has Knowledge (the “Requested Exceptions Report”);

(F) Buyer shall have waived in writing all exceptions in the Requested Exceptions Report;

(G) both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the applicable Seller in each of Exhibit VI and Article 9, as applicable, shall be true, correct and complete on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(H) subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 26, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing (including by signing the related Confirmation) to the Eligible Asset becoming a Purchased Asset;

(I) with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not serviced by the applicable Seller or an Affiliate thereof, such Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and the servicer named in the related Servicing Agreement;

(J) the applicable Seller, regardless of whether this Agreement is executed, shall have paid to Buyer all legal fees and expenses of outside counsel actually incurred by Buyer in connection with the entering into of any Transaction, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(K) Buyer shall have determined in accordance with this Agreement that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction;

(L) on each Purchase Date Buyer shall have received, in the case of a “Table Funded” Transaction, a Bailee Letter and, from Custodian, an Asset Schedule and Exception Report (as defined in the Custodial Agreement) and a Trust Receipt and with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

(M) Buyer shall have received from the applicable Seller a Release Letter covering each Eligible Asset to be sold to Buyer;

(N) Buyer shall have reasonably determined that no introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(O) the Repurchase Date for such Transaction is not later than the Maturity Date;

(P) the applicable Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(Q) with respect to any Eligible Asset to be purchased hereunder, if such Eligible Asset was acquired by the applicable Seller, such Seller shall have disclosed to Buyer the acquisition cost of such Eligible Asset (including therein reasonable supporting documentation required by Buyer, if any);

(R) Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require;

(S) Buyer shall have received a copy of any documents relating to any Hedging Transaction, and the applicable Seller shall have pledged and assigned to Buyer, pursuant to Article 6 hereunder, all of such Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;

(T) no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by the applicable Seller, however defined therein, shall have occurred and be continuing under any Hedging Transaction required to be assigned hereunder; and

(U) the counterparty to the applicable Seller in any Hedging Transaction shall be an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and, in the case of a Qualified Hedge Counterparty, in the event that such counterparty no longer qualifies as a Qualified Hedge Counterparty, then, at the election of Buyer, such Seller shall ensure that such counterparty posts additional collateral in an amount satisfactory to Buyer under all its Hedging Transactions with such Seller, or such Seller shall immediately terminate the Hedging Transactions with such counterparty and enter into new Hedging Transactions with a Qualified Hedge Counterparty.

(c) Upon the satisfaction of all conditions set forth in Articles 3(a) and (b), the applicable Seller shall sell, transfer, convey and assign to Buyer on a servicing-released basis all of such Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights against the transfer of the Purchase Price to an account of such Seller (which Purchase Price shall be funded in the currency denominated on the applicable Confirmation). With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on the Pricing Rate Determination Date for each of the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period in Buyer’s sole and absolute discretion, and notify such Seller in writing two (2) Business Days prior to the next Pricing Rate Period of such Pricing Rate for such period. Notwithstanding any other provision herein or in any other Transaction Document, Buyer shall not be obligated to enter into any Transaction or purchase any Asset and may terminate a Transaction at any time for any or no reason until such time as Buyer has executed and delivered a Confirmation and funded the Purchase Price with respect to any Transaction.

(d) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, other than with respect to the Advance Rate or the applicable Price Differential set forth in the related Confirmation, the Confirmation shall prevail.

(e) On the Repurchase Date (including any Early Repurchase Date) for any Transaction, termination of the Transaction will be effected by (A) payment by the applicable Seller to Buyer of an amount equal to the sum of (1) the Repurchase Price for the applicable Purchased Asset and (2) any other amounts then due and payable under this Agreement (including, without limitation, Article 3(g)), any other Transaction Documents, and any related Hedging Transactions with respect to such Purchased Asset and (B) transfer to such Seller of the Purchased Asset being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Article 5 of this Agreement). In the event that a Purchased Asset is repurchased as of the date set forth in clause (vi) of the definition of Repurchase Date, the settlement of the payment of the Repurchase Price and other amounts due in connection with the repurchase of such Purchased Asset pursuant to this Article 3(e) shall occur no later than two (2) Business Days after such Repurchase Date. For the avoidance of doubt, until such settlement occurs and such amounts are paid, all rights of Buyer with respect to the applicable Purchased Asset, including all liens and security interests granted in favor of Buyer in connection therewith, shall continue in full force and effect.

(f) The applicable Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset sold by such Seller and subject to a Transaction (an “Early Repurchase”) on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) such Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than thirty (30) calendar days prior to such Early Repurchase Date (unless such Early Repurchase is in connection with curing a Margin Deficit or breach of any representation or warranty set forth in Exhibit VI, or in connection with any of the events described in Article 3(h) having occurred, in which case such notice shall not be required); provided, that, to the extent such repurchase relates to a prepayment (in whole or in part) of a Purchased Asset by the related Mortgagor, Seller shall use commercially reasonable efforts to notify Buyer no later than thirty (30) calendar days prior to such Early Repurchase Date, but in no event later than five (5) Business Days prior to such Early Repurchase Date;

(ii) on such Early Repurchase Date, such Seller pays to Buyer an amount equal to the sum of (A) the Repurchase Price for the applicable Purchased Asset and (B) any other amounts due and payable under this Agreement (including, without limitation, Article 3(g)) and under any related Hedging Transactions with respect to such Purchased Asset against transfer to such Seller or its agent of such Purchased Assets;

(iii) on such Early Repurchase Date, in addition to the amounts set forth in subclause (ii) above, such Seller pays to Buyer, on account of all other Purchased Assets then subject to Transactions, an amount sufficient to reduce the Purchase Price for each such Purchased Asset to an amount equal to the Buyer’s Margin Amount for each such Purchased Asset; and

(iv) such Early Repurchase does not cause such Seller to violate the covenant set forth in Article 10(k) hereof.

(g) If prior to the first day of any Pricing Rate Period with respect to any Transaction, (i) Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the applicable Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, or (ii) LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give written notice (which may be by email) thereof to Sellers as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the Federal Funds Rate plus the Applicable Spread (the “Alternative Rate”).

(h) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation of any such Requirement of Law or the application thereof shall make it unlawful (a “Change in Law”) for Buyer to enter into or maintain Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions, Future Funding Transactions or Additional Purchase Transactions and to continue Transactions as such shall forthwith be canceled, and (b) if a Change in Law makes it unlawful to maintain Transactions with a Pricing Rate based on LIBOR, the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, the applicable Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Article 3(i) of this Agreement.

(i) Upon written demand by Buyer, each Seller shall, jointly and severally, indemnify Buyer and hold Buyer harmless from any actual out-of-pocket loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) that Buyer may sustain or incur as a consequence of (i) default by any Seller in repurchasing any Purchased Asset after any Seller has given written notice in accordance with Article 3(f) of an Early Repurchase, (ii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iii) a default by any Seller in selling Eligible Assets after such Seller has notified Buyer of a proposed Transaction and Buyer has agreed in writing to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any Lien created under any Transaction Documents, and/or (vi) Buyer entering into any Transaction or any of the Transaction Documents or owning any Purchased Item. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly in writing by Buyer to Sellers and shall be prima facie evidence of the information set forth therein.

(j) If the adoption of or any change in any Requirement of Law or Buyer Compliance Policy or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, or the compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer, in each case whether by a Governmental Authority, by Buyer or by a corporation controlling Buyer:

(i) shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligation, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of LIBOR hereunder; or

(iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems to be material, of entering into, continuing or maintaining Transactions, Additional Purchase Transactions or Future Funding Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Sellers shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this Article 3(j) shall be submitted by Buyer to Sellers and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Sellers of any or all of the Purchased Assets.

(k) If Buyer shall have determined that the adoption of or any change in any Requirement of Law or Buyer Compliance Policy made subsequent to the date hereof regarding capital adequacy or otherwise affecting the Buyer Funding Costs, or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer (including, without limitation, any request or directive regarding capital adequacy or otherwise affecting the Buyer Funding Costs (whether or not having the force of law) from any Governmental Authority or any Buyer Compliance Policy related to such request or directive), does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of any one or more of the Transactions, Additional Purchase Transactions or Future Funding Transactions or otherwise as a consequence of its obligations under the Transaction Documents to a level below that which Buyer or such corporation could have achieved, but for such adoption, change, interpretation, application or compliance, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, then, from time to time, after submission by Buyer to Sellers of a written request therefor, Sellers shall pay to Buyer such additional amount or amounts as will reimburse Buyer for the actual damages, losses, costs and expenses incurred by Buyer in connection with each such reduction; provided that Buyer has then-currently made the same determination with respect to a similarly situated repurchase customer in a situation where Buyer has similar contractual rights. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Sellers of any or all of the Purchased Assets.

(l) If either Seller repurchases Purchased Assets on a day other than the last day of a Pricing Rate Period, such Seller shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket losses, costs and/or expenses which Buyer sustains as a direct consequence thereof (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. Buyer shall deliver to such Seller a written statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon such Seller absent manifest error. This Article 3(l) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

(m) [Reserved]

(n) Any and all payments by or on account of any obligation of either Seller under this Agreement or any other Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Seller to the applicable Buyer or Assignee shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 3(n) or Article 3(o)) the applicable Buyer or Assignee receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(o) Each Seller shall timely pay (i) any Other Taxes imposed on such Seller to the relevant Governmental Authority in accordance with Applicable Law, and (ii) any Other Taxes imposed on the Buyer or Assignee upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes.

(p) As soon as practicable after any payment of Taxes by a Seller to a Governmental Authority pursuant to Article 3(o) or Article 3(q), such Seller shall deliver to Buyer or Assignee, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or Assignee, as applicable.

(q) Each Seller shall indemnify Buyer and each Assignee, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Article 3(o) or this Article 3(q)) payable or paid by Buyer or such Assignee or required to be withheld or deducted from a payment to such Buyer or Assignee and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no payment shall be required under this Article 3(q) for any claim for Indemnified Taxes that were paid by Buyer or such Assignee two hundred and seventy (270) or more days prior to the date of such claim. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to such Seller by Buyer or such Assignee shall be conclusive absent manifest error.

(r) (i) Any Buyer and any Assignee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Sellers, at the time or times reasonably requested by Sellers, such properly completed and executed documentation reasonably requested by Sellers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or Assignee, if reasonably requested by Sellers, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Sellers as will enable Sellers to determine whether or not Buyer or Assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B), (ii)(D) and (iii) below) shall not be required if in Buyer’s or Assignee’s reasonable judgment such completion, execution or submission would subject Buyer or such Assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Assignee.

(ii) Without limiting the generality of the foregoing,

(A) Buyer and any Assignee that is a U.S. Person shall deliver to Sellers on or prior to the date on which Buyer or such Assignee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Sellers), executed originals of IRS Form W-9 certifying that Buyer and such Assignee is exempt from U.S. federal backup withholding tax;

(B) any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Sellers), whichever of the following is applicable:

(1) in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit XI-1 to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-2 or Exhibit XI-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-4 on behalf of each such direct and indirect partner;

(C) any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to the applicable Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit such Seller to determine the withholding or deduction required to be made; and

(D) if a payment made to Buyer or Assignee under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer or Assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer or such Assignee shall deliver to the applicable Seller at the time or times prescribed by law and at such time or times reasonably requested by such Seller such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Seller as may be necessary for such Seller to comply with its obligations under FATCA and to determine that Buyer or such Assignee has complied with Buyer’s or such Assignee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Buyer and each Assignee agrees that if any form or certification described in items (A), (B), (C) or (D) above it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Seller in writing of its legal inability to do so.

(s) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Article 3(o) or, Article 3(q) (including by the payment of additional amounts pursuant to Article 3(i)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Article 3(i), Article 3(o) and/or Article 3(q) with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes)

of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 3(s) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 3(s), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 3(s) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(t) (i) Notwithstanding anything to the contrary in any Transaction Document, all amounts payable by any Seller to Buyer and/or any Assignee under a Transaction Document, that (in whole or in part) constitute consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT that is chargeable on such supply or supplies. Subject to Article 3(t)(ii), if VAT is or becomes chargeable on any supply made by Buyer and/or any Assignee to a Seller under a Transaction Document, with respect to a Foreign Purchased Asset only, such Seller shall pay Buyer and/or Assignee (in addition to, and at the same time as, paying the consideration for such supply) an amount equal to the amount of the VAT and Buyer and/or relevant Assignee shall promptly provide an appropriate VAT invoice to such Seller.

(ii) Where a Transaction Document, with respect to a Foreign Purchased Asset only, requires a Seller to reimburse Buyer and/or any Assignee for any costs or expenses, such Seller shall, at the same time, reimburse and indemnify Buyer and/or any relevant Assignee for the full amount of all VAT incurred by Buyer and/or such Assignee in respect of those costs or expenses. The amount payable pursuant to this subclause shall be the amount that Buyer and/or any relevant Assignee reasonably determines is the amount that it is not entitled to claim as a VAT credit or VAT repayment from the relevant tax authority in respect of the VAT.

(u) Each party’s obligations under clauses (n) through (s) of this Article 3 shall survive any assignment of rights by, or the replacement of, Buyer or Assignee, the termination of the Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.

(v) If any Buyer or Assignee requests compensation under Article 3 or, if a Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Assignee or any Governmental Authority for the account of any Buyer or Assignee pursuant to Article 3(i), Article 3(o) or Article 3(q), or if any Buyer or Assignee defaults in its obligations under this Agreement, then Sellers may, at their sole expense and effort, upon notice to such Buyer or Assignee, require such Buyer or Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 17), all its interests, rights (other than its existing rights to payments pursuant to Articles 3(g) or 3(i)) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another

Buyer, if a Buyer accepts such assignment); provided that (i) such Buyer shall have received payment of an amount equal to the Repurchase Price for all Transactions, Price Differential accreted with respect thereto, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding Repurchase Price principal and accreted Price Differential and fees) or Sellers (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Article 3(i) or payments required to be made pursuant to Article 3(g), such assignment will result in a reduction in such compensation or payments. A Buyer or Assignee shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Buyer or Assignee or otherwise, the circumstances entitling Sellers to require such assignment and delegation cease to apply.

(w) If at any time prior to the Maturity Date, a non-use fee or other similar charge is assessed against Buyer internally, Sellers shall, monthly on demand from Buyer, provided that Buyer has then-currently made the same determination with respect to a similarly situated repurchase customer in a situation where Buyer has similar contractual rights, reimburse Buyer for the exact amount of each such fee, as and when originally assessed, with each such assessment and payment to be in addition to the monthly Price Differential payments otherwise due in accordance with the applicable provisions of this Agreement.

(x) (i) If there exists Additional Purchase Available Amount with respect to a Purchased Asset, the related Seller may submit to Buyer a request that Buyer increase the Purchase Price for such Purchased Asset in an amount requested by such Seller, which amount shall be no less than $250,000 or, with respect to Foreign Purchased Assets, the then-current equivalent of such amount based on the Spot Rate in the Applicable Currency and shall not exceed the Additional Purchase Available Amount as of the proposed date for such increase to the Purchase Price for such Purchased Asset (each such transaction, an “Additional Purchase Transaction” and the amount so funded with respect to each Additional Purchase Transaction, the “Additional Purchase Amount”). Notwithstanding the foregoing, such Seller may not request, and Buyer shall not be obligated to pay, any Additional Purchase Amount unless no uncured Margin Deficit, Force Majeure Event, Default or Event of Default has occurred and is continuing or would result from the funding of such Additional Purchase Transaction. Upon delivery of a request by a Seller for an Additional Purchase Transaction, and Buyer’s satisfaction that all terms and conditions set forth in this Article 3(x) have been complied with (including, without limitation, those in the immediately preceding sentence), Buyer shall, within one (1) Business Day following such Seller’s request therefore, provided that for Foreign Purchased Assets only if Buyer receives such Seller’s request prior to 10:00 a.m. New York time, pay the Additional Purchase Amount for each such Additional Purchase Transaction. In connection with any such Additional Purchase Transaction, Buyer and such Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price with respect to such Transaction. Notwithstanding the above or any other provision in this Agreement, to the extent that the Purchase Price of any Purchased Asset is reduced by the related Seller pursuant to Article 3(z) of this Agreement to an amount that is less than fifty percent (50%) of the Maximum Purchase Price of such Purchased Asset, the Additional Purchase Available Amount with respect to such Purchased Asset shall thereafter (unless Buyer, in its sole discretion, determines not to apply the following reduction) be reduced by the amount equal to the difference between (i) fifty percent (50%) of the Maximum Purchase Price of such Purchased Asset and (ii) the Purchase Price of such Purchased Asset following the application of such reduction to the Purchase Price pursuant to Article 3(z) which causes the Purchase Price to be less than fifty percent (50%) of the Maximum Purchase Price.

(ii) Buyer’s agreement to enter into any Additional Purchase Transaction with respect to any Purchased Asset is further subject to the satisfaction, in Buyer’s reasonable discretion, of the following conditions precedent (the “Additional Purchase Transaction Conditions Precedent”):

(A) Buyer shall have determined the Pricing Rate applicable to the related Transaction (including the Applicable Spread) in accordance with Schedule I attached to the Fee Letter or as otherwise agreed by Buyer and the applicable Seller;

(B) no uncured Margin Deficit, Force Majeure Event, Default or Event of Default has occurred and is continuing or would result from the funding of such Additional Purchase Transaction;

(C) both immediately prior to the requested Additional Purchase Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the applicable Seller in each of Exhibit VI and Article 9, as applicable, shall be true, correct and complete on and as of the date of such Additional Purchase Transaction in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) except to the extent disclosed in a Requested Exceptions Report previously accepted by Buyer; and

(D) the sum of (A) the unpaid Repurchase Price for all outstanding Transactions and (B) the requested Additional Purchase Amount, shall not exceed the Maximum Facility Amount as of such date.

(iii) In connection with any such Additional Purchase Transaction, Buyer and the applicable Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price with respect to such Transaction.

(iv) No decision on the part of Buyer to enter into an Additional Purchase Transaction or the advance of any Additional Purchase Amount shall be deemed to be a waiver of any covenant, representation or warranty or other obligation of such Seller contained herein.

(y) (i) A Seller may request a Future Funding Transaction by giving Buyer written notice thereof together with a written Confirmation signed by an officer of such Seller (a “Future Funding Confirmation”) prior to 10:00 a.m. New York time at least two (2) Business Days prior to the proposed Future Funding Date. Buyer shall be entitled to make a determination, in the exercise of its sole and absolute discretion, that, in the case of a Future Funding Transaction, it shall or shall not enter into the Future Funding Transaction, and notwithstanding any other provision herein, Buyer shall have no obligation to enter into any Future Funding Transaction. If

Buyer determines it will enter into a Future Funding Transaction and that the Future Funding Transaction Conditions Precedent have been satisfied with respect to the applicable Future Funding Transaction in its sole and absolute discretion, Buyer shall deliver to the related Seller a countersigned copy of the related Future Funding Confirmation on or before the Future Funding Date for the proposed Future Funding Transaction. On the Future Funding Date for the applicable Future Funding Transaction, funds in the amount stated in the Future Funding Confirmation (the “Future Funding Amount”) shall be transferred by Buyer to the Purchased Asset’s underlying obligor. Each Future Funding Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Future Funding Transaction covered thereby. If terms in a Future Funding Confirmation are inconsistent with terms in this Agreement with respect to a particular Future Funding Transaction, the Future Funding Confirmation shall prevail.

(ii) While Buyer and each Seller hereby acknowledge and agree that it is not intended that Buyer re-underwrite each Purchased Asset in connection with a Future Funding Transaction request, any Seller requesting a Future Funding Transaction shall provide Buyer with all confirmatory or updated documentation that is reasonably requested by Buyer in connection with Buyer’s evaluation of the Future Funding Transaction for the related Purchased Asset as Buyer reasonably determines to be necessary and appropriate and Buyer shall conduct such additional diligence based on such information as Buyer determines to be necessary or appropriate and such Seller shall provide Buyer such additional information with respect to such due diligence as Buyer may reasonably request.

(iii) Buyer’s agreement to enter into any Future Funding Transaction with respect to any Purchased Asset is subject to the satisfaction, in Buyer’s reasonable discretion, of the following conditions precedent (the “Future Funding Transaction Conditions Precedent”):

(A) if, in connection with the entry into the initial Transaction relating to the Purchased Asset that is the subject of a Future Funding Transaction, Buyer and the applicable Seller agreed upon additional conditions precedent which are required to be satisfied with respect to such Purchased Asset and that are specified in the related Future Funding Confirmation, then such additional conditions precedent have been satisfied;

(B) Buyer shall have (i) determined, in its sole and absolute discretion, that the related Purchased Asset is an Eligible Asset and (ii) determined conformity to the terms of the Transaction Documents, Buyer’s internal credit and underwriting criteria, and (iii) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the Future Funding Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to the applicable Seller;

(C) Buyer shall have fully completed all external due diligence as discussed in clause (ii) above;

(D) Buyer shall have determined the Pricing Rate applicable to the related Transaction (including the Applicable Spread) in accordance with Schedule I attached to the Fee Letter (as adjusted by Buyer on a case by case basis in its sole discretion) hereto or as otherwise agreed by Buyer and the applicable Seller;

(E) no Material Adverse Effect or Force Majeure Event shall have occurred, no Margin Deficit shall exist, and no Default or Event of Default under this Agreement shall have occurred and be continuing;

(F) both immediately prior to the requested Future Funding Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the applicable Seller in each of Exhibit VI and Article 9, as applicable, shall be true, correct and complete on and as of the date of such Future Funding Transaction in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(G) the LTV of the related Purchased Asset taking into account the requested advance of the Future Funding Amount is no greater than the LTV of the related Purchased Asset as of the Purchase Date;

(H) following such increase in the outstanding Purchase Price attributable to the Future Funding Amount, (i) no Margin Deficit shall exist and (ii) no breach of the Concentration Limit shall occur;

(I) the Future Funding Amount shall be equal to or greater than $250,000;

(J) the sum of (A) the unpaid Repurchase Price for all outstanding Transactions and (B) the requested Future Funding Amount shall not exceed the Maximum Facility Amount as of such date;

(K) the applicable Seller shall have delivered to Buyer a certification that all conditions precedent to the future funding obligation under the Purchased Asset documentation have been satisfied in all material respects and provided Buyer with any evidence or documentation thereto Buyer may request;

(L) the applicable Seller shall have paid to Buyer all legal fees and expenses of outside counsel actually incurred by Buyer in connection with the entering into of the Future Funding Transaction, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of the Future Funding Transaction, which amounts, at Buyer’s option, may be withheld from the sale proceeds of the Future Funding Transaction;

(M) on the date of the Future Funding Transaction Buyer shall have received, in the case of a “Table Funded” Transaction, a Bailee Letter and, from Custodian, an Asset Schedule and Exception Report (as defined in the Custodial Agreement) and a Trust Receipt and with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

(N) Buyer shall have received from the applicable Seller a Release Letter covering the related Purchased Asset;

(O) Buyer shall have reasonably determined that no introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Future Funding Transactions;

(P) the Repurchase Date for the related Transaction is not later than the Maturity Date;

(Q) the applicable Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(R) Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require;

(S) Buyer shall have received a copy of any documents relating to any Hedging Transaction, and the applicable Seller shall have pledged and assigned to Buyer, pursuant to Article 6 hereunder, all of such Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;

(T) no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by either Seller, however defined therein, shall have occurred and be continuing under any Hedging Transaction required to be assigned hereunder;

(U) the counterparty to the applicable Seller in any Hedging Transaction shall be an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and, in the case of a Qualified Hedge Counterparty, in the event that such counterparty no longer qualifies as a Qualified Hedge Counterparty, then, at the election of Buyer, such Seller shall ensure that such counterparty posts additional collateral in an amount satisfactory to Buyer under all its Hedging Transactions with such Seller, or such Seller shall immediately terminate the Hedging Transactions with such counterparty and enter into new Hedging Transactions with a Qualified Hedge Counterparty; and

(V) the applicable Seller shall pay to Buyer on the Future Funding Date the Purchased Asset Fee attributable to the Future Funding Amount.

(iv) If Buyer determines, in accordance with Article 3(y)(i) that the Future Funding Transaction Conditions Precedent have not been satisfied (or otherwise waived by Buyer in its sole discretion), and that Buyer shall not advance the Future Funding Advance requested by the applicable Seller, then, on any Business Day thereafter, such Seller may elect, in its sole discretion, to repurchase the related Purchased Asset.

(v) No decision on the part of Buyer to enter into a Future Funding Transaction or the advance of any Future Funding Amount shall be deemed to be a waiver of any covenant, representation or warranty or other obligation of any Seller contained herein.

(z) On any Business Day prior to the Repurchase Date, the applicable Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the outstanding Purchase Price of, but not terminating, a Transaction and without the release of any Purchased Items; provided, that (i) any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of (A) all unpaid accrued Price Differential as of the applicable Business Day on the amount of such reduction and (B) any other amounts due and payable by such Seller under this Agreement and under any related Hedging Transactions with respect to such Purchased Asset, (ii) such transfer of cash to Buyer shall be in an amount no less than $1,000,000 or, with respect to Foreign Purchased Assets, the then-current equivalent of such amount based on the Spot Rate in the Applicable Currency, (iii) the applicable Seller shall provide Buyer with three (3) Business Days prior notice with respect to a reduction in outstanding Purchase Price in an amount greater than $5,000,000 or, with respect to Foreign Purchased Assets, the then-current equivalent of such amount based on the Spot Rate in the Applicable Currency, occurring on any date that is not a Remittance Date; and (iv) with respect to Foreign Purchased Assets only, such Seller shall deliver a revised, executed Confirmation no later than 10:00 a.m. New York time at least two (2) Business Days prior to the proposed Purchase Price reduction. In connection with any such reduction of outstanding Purchase Price pursuant to this Article 3(z), Buyer and such Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price with respect to such Transaction.

ARTICLE 4.

MARGIN MAINTENANCE

(a) If at any time (x) Buyer’s Margin Amount for all U.S. Purchased Assets is less than the aggregate Purchase Price outstanding for all U.S. Purchased Assets and/or (y) Buyer’s Margin Amount for all Foreign Purchased Assets is less than the aggregate Purchase Price outstanding for all Foreign Purchased Assets (in each case, a “Margin Deficit”), then Buyer may by written notice (which may be in electronic form) delivered to Sellers in the form of Exhibit X (a “Margin Deficit Notice”) require Sellers to, at Sellers’ option, to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount, (i) repurchase some or all of the related Purchased Assets at their respective Repurchase Prices, (ii) make a payment in reduction of the Repurchase Price of some or all of such Purchased Assets in immediately available funds, (iii) deliver collateral in the form of cash or Cash Equivalents, or (iv) choose any combination of the foregoing, such that, after giving effect to such transfers, repurchases and payments, Buyer’s Margin Amount for all the related Purchased Assets shall be equal to or greater than the aggregate Repurchase Price for all the related Purchased Assets. In connection with the delivery of cash or Cash Equivalents in accordance with clause (iii) above, Sellers shall deliver to Buyer any additional documents (including, without limitation, to the extent not covered by any previously delivered legal opinions, one or more opinions of counsel reasonably satisfactory to Buyer) and take any actions reasonably necessary in Buyer’s discretion for Buyer to have a first priority, perfected security interest in such cash or Cash Equivalents, as applicable. With respect to clauses (i) and (ii) above, such payments and/or repurchases shall be made by the related Seller in the Applicable Currency of the related Purchased Asset.

(b) If a Margin Deficit Notice is given by Buyer under Article 4(a) of this Agreement on any Business Day at or prior to the Margin Notice Deadline, Sellers shall cure the related Margin Deficit as provided in Article 4(a) prior to 5:00 p.m. New York time no later than one (1) Business Day following the day such Margin Deficit Notice is given by Buyer. If any Margin Deficit Notice is given by Buyer on any Business Day at any time after the Margin Notice Deadline, Sellers shall cure the related Margin Deficit as provided in Article 4(a) by no later than prior to 5:00 p.m. New York time no later than two (2) Business Days following the day such Margin Deficit Notice is given by Buyer.

(c) The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

ARTICLE 5.

INCOME PAYMENTS AND PRINCIPAL PROCEEDS

(a) Each Depository Account shall be established at the Depository and shall be subject to the applicable Depository Agreement concurrently with the execution and delivery of this Agreement by Sellers and Buyer. Pursuant to each Depository Agreement, Buyer shall have sole dominion and control (including “control” within the meaning of the UCC (as defined in Section 6(i) below)) over the related Depository Account. Each Depository Account shall at all times be subject to the related Depository Agreement. All Income or other amounts in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income or other amounts, shall be deposited directly by the applicable Mortgagor into the applicable Depository Account in accordance with the Re-direction Letter. Depository shall then apply such Income in accordance with the applicable provisions of Articles 5(c) through 5(e) of this Agreement.

(b) Contemporaneously with the sale to Buyer of any Purchased Asset, Sellers shall deliver to each Mortgagor, issuer of a participation interest, servicer and paying agent or similar Person (however described) with respect to each Purchased Asset or borrower under a Purchased Asset an irrevocable direction letter substantially in the form of Exhibit XVI (the “Re-direction Letter”), instructing, as applicable, the Mortgagor, issuer of a participation interest, servicer, trustee or similar Person (however described) with respect to such Purchased Asset or borrower (as applicable) to pay all amounts payable under the related Purchased Asset into the applicable Depository Account. If a Mortgagor, issuer of a participation interest, servicer, paying agent or similar Person (however described) with respect to the Purchased Asset or borrower forwards any Income or other amounts with respect to a Purchased Asset to either Seller or any Affiliate of a Seller rather than directly into the applicable Depository Account, such Seller shall, or shall cause such Affiliate to, (i) deliver an additional Re-direction Letter to the applicable Mortgagor, issuer of a participation interest, servicer or paying agent with respect to the Purchased Asset or borrower and make other reasonable best efforts to cause such Mortgagor, issuer of a participation interest, servicer or paying agent with respect to the Purchased Asset or borrower to forward such amounts directly to the applicable Depository Account and (ii) deposit in the applicable Depository Account any such amounts within one (1) Business Day of such Seller’s (or its Affiliate’s) receipt thereof.

(c) So long as no Event of Default with respect to any Purchased Asset shall have occurred and be continuing, all Income or other amounts received by the Depository in respect of any Purchased Asset (other than Principal Proceeds) during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i) first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodian Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with each Depository Account and then (iii) to the Interim Servicer for payment of the loan servicing fees payable monthly to the Interim Servicer pursuant plus the reasonable out-of-pocket costs and expenses, in each case, as required under the applicable Interim Servicing Agreement as in effect from time to time;

(ii) second, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date and (B) to any Affiliated Hedge Counterparty, any amount then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to a Purchased Asset;

(iii) third, to Buyer, an amount equal to any other amounts then due and payable to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits); and

(iv) fourth, to the applicable Seller, the remainder, if any.

Notwithstanding the foregoing, so long as any Default has occurred and is continuing, but has not become an Event of Default, all amounts remaining in each Depository Account on each Remittance Date after application to clauses (i) through (iii) above shall remain in such Depository Account until such Default has either (x) been cured to Buyer’s satisfaction, in which case such remaining amounts shall be distributed to the applicable Seller pursuant to clause (iv) above, or (y) has matured into an Event of Default, in which case such remaining amounts shall be distributed pursuant to Article 5(e) below.

(d) So long as no Event of Default with respect to any Purchased Asset shall have occurred and be continuing, any Principal Proceeds shall be applied by the Depository on the Business Day following the Business Day on which such funds are deposited in the applicable Depository Account in the following order of priority:

(i) first, pro rata, (A) to Buyer, until the Purchase Price for such Purchased Asset has been reduced to the Buyer’s Margin Amount for such Purchased Asset as of the date of such payment (as determined by Buyer after giving effect to such Principal Proceeds and application of net sales proceeds, if applicable) and (B) solely with respect to any Hedging Transaction with an Affiliated Hedge Counterparty related to such Purchased Asset, to such Affiliated Hedge Counterparty an amount equal to any accrued and unpaid breakage costs or termination payments under such Hedging Transaction related to such Purchased Asset;

(ii) second, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits); and

(iii) third, to the applicable Seller, the remainder of such Principal Proceeds.

Notwithstanding the foregoing, so long as any Default has occurred and is continuing, but has not become an Event of Default, all amounts remaining in each Depository Account on each Remittance Date after application to clauses (i) through (ii) above shall remain in such Depository Account until such Default has either (x) been cured to Buyer’s satisfaction, in which case such remaining amounts shall be distributed to the applicable Seller pursuant to clause (iii) above, or (y) has matured into an Event of Default, in which case such remaining amounts shall be distributed pursuant to Article 5(e) below.

(e) If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Proceeds or any other amounts received, without regard to their source) or any other amounts received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the applicable Depository Account in the following order of priority:

(i) first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodian Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with each Depository Account and then (iii) to the Interim Servicer for payment of the loan servicing fees payable monthly to the Interim Servicer pursuant plus the reasonable out-of-pocket costs and expenses, in each case, as required under the applicable Interim Servicing Agreement as in effect from time to time;

(ii) second, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and (B) to any Affiliated Hedge Counterparty, any amounts then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to such Purchased Asset;

(iii) third, to Buyer, on account of the Repurchase Price of such Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to zero;

(iv) fourth, to Buyer, on account of the Repurchase Price of all Purchased Assets until the Repurchase Price for all such Purchased Assets has been reduced to zero;

(v) fifth, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(vi) sixth, to the applicable Seller, any remainder.

ARTICLE 6.

SECURITY INTEREST

(a) Buyer and each Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Sellers secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by each Seller of all of such Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by any Seller or its Affiliates to Buyer and any of Buyer’s present or future Affiliates hereunder, including, without limitation, amounts owing pursuant to Article 25, under the other Transaction Documents, including any obligations of such Seller under any Hedging Transaction entered into with any Affiliated Hedge Counterparty (including, without limitation, all amounts anticipated to be paid to Buyer by an Affiliated Hedge Counterparty as provided for in the definition of Repurchase Price or otherwise), and to secure the obligation of such Seller or its designee to service the Purchased Assets in conformity with Article 27 and any other obligation of such Seller to Buyer (collectively, the “Repurchase Obligations”). Each Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All of each Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i) the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii) any and all interests of each Seller in, to and under the applicable Depository Account and all monies from time to time on deposit in each Depository Account;

(iii) any cash or Cash Equivalents delivered to Buyer in accordance with Article 4(a);

(iv) the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, all servicing fees relating to the Purchased Assets, insurance policies relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(v) Each Seller’s right under each Hedging Transaction, if any, relating to the Purchased Assets to secure the Repurchase Obligations;

(vi) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing;

(vii) any other items, amounts, rights or properties transferred or pledged by a Seller to Buyer under any of the Transaction Documents; and

(viii) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b) Buyer agrees to act as agent for and on behalf of the Affiliated Hedge Counterparties (including without limitation for purposes of Sections 9-313(c), 8-106(d)(3), 9-104(a) and 9-106(a) of the UCC) with respect to the security interest granted hereby to secure the obligations owing to the Affiliated Hedge Counterparties under any Hedging Transactions, including, without limitation, with respect to the Purchased Assets and the Purchased Asset Files held by the Custodian pursuant to the Custodial Agreement.

(c) Buyer’s security interest in the Purchased Items shall terminate only upon termination of each Seller’s obligations under this Agreement and the other Transaction Documents, all Hedging Transactions and the documents delivered in connection herewith and therewith. Upon such termination, Buyer shall promptly deliver to Sellers such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to the applicable Seller and reconvey the Purchased Items to the applicable Seller and release its security interest in the Purchased Items. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Sellers’ sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to the applicable Seller upon the filing thereof, and (b) Sellers shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). For the avoidance of doubt, notwithstanding clause (vi) of the definition of Repurchase Date and the proviso thereto, Buyer’s security interest in any particular Purchased Asset shall not terminate until each Seller has fully paid the related Repurchase Price.

(d) Each Seller acknowledges that neither it nor Guarantor has any right to service the Purchased Assets but only has rights as a party to the Interim Servicing Agreement or any other servicing agreement with respect to the Purchased Assets. Without limiting the generality of the foregoing and in the event that a Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each Seller and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x)(A)(xi) of the Bankruptcy Code.

ARTICLE 7.

PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Asset shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price in immediately available funds to an account of the applicable Seller specified in the Confirmation relating to such Transaction and otherwise in accordance with this Agreement.

(b) (i) With respect to each Transaction, the applicable Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery Certificate in the form attached hereto as Exhibit IV, provided, that notwithstanding the foregoing, upon request of the applicable Seller, Buyer in its sole but good faith discretion may elect to permit such Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as such Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such Purchase Date. Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, the applicable Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each document as specified in the Purchased Asset File (as defined in the Custodial Agreement, and collectively, the “Purchased Asset File”), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.

(ii) With respect to each Additional Purchase Transaction and Future Funding Transaction, the applicable Seller shall deliver or cause to be delivered to Buyer or its designee an updated Custodial Delivery Certificate that includes any additional documents delivered and/or executed in connection with any such Additional Purchase

Transaction or Future Funding Transaction, as applicable, provided, that notwithstanding the foregoing, upon request of the applicable Seller, Buyer in its sole but good faith discretion may elect to permit such Seller to make such delivery by not later than the third (3rd) Business Day after the related date of the Additional Purchase Transaction or Future Funding Transaction, as applicable, so long as such Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such date. Subject to Article 7(c), on or prior to that date of an Additional Purchase Transaction or Future Funding Transaction, as applicable, such Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each additional document delivered and/or executed in connection with each such Additional Purchase Transaction or Future Funding Transaction, as applicable, as specified in the Asset File (as defined in the Custodial Agreement), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.

(c) From time to time, each Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement (including without limitation in connection with an Additional Purchase Transaction or Future Funding Transaction), and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to such Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, such Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Such Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by such Seller to Buyer or its designee (including the Custodian), such Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V-A or Exhibit V-B, as applicable, attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to take the actions described therein, on the terms and conditions set forth therein; provided that Buyer agrees not to and shall not exercise its rights under such power of attorney unless a monetary Default, material non-monetary Default or an Event of Default has occurred and is continuing. Notwithstanding the immediately preceding proviso, in the event that a material non-monetary Default has occurred and is continuing, Buyer agrees it shall use commercially reasonable efforts to notify such Seller of any action described above and such Seller shall promptly take such action. Buyer agrees not to exercise the rights described above under such power of attorney for two (2) Business Days subsequent to such material non-monetary Default unless (x) Buyer reasonably believes that Buyer needs to take action sooner in order to protect its interest in the Purchased Items or (y) a monetary Default or an Event of Default has occurred and is continuing. If the applicable Seller fails to complete such action within such two (2) Business Day period, then Buyer shall, upon notice to such Seller, be entitled to exercise its rights under such power of attorney, provided that a failure to provide any notice or refrain from taking any action under this Article 7(c) shall not limit or waive Buyer’s rights to exercise such rights or invalidate such action or in any way create any liability whatsoever on the part of Buyer for exercising such rights. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by such Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by a Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by such Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of such Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Such Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by such Seller or as otherwise required by law.

(d) Subject to clause (e) below, Buyer hereby grants to the applicable Seller a revocable option to direct Buyer with respect to the exercise of all voting and corporate rights with respect to the related Purchased Assets sold by such Seller and to vote, take corporate actions and exercise any rights in connection with such Purchased Assets, so long as no monetary Default, material non-monetary Default, or Event of Default has occurred and is continuing. Such revocable option is not evidence of any ownership or other interest or right of either Seller in any Purchased Asset. Upon the occurrence and during the continuation of (i) a monetary Default, (ii) a material non-monetary Default, (iii) an Event of Default or (iv) with respect to the exercise of any voting or corporate rights with respect to the Purchased Assets that could be reasonably determined to materially impair the Market Value, and in each case subject to the provisions of the Purchased Asset Documents, the revocable option discussed above shall be deemed to automatically terminate and Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to any Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to any Seller, to the extent any Seller controls or is entitled to control selection of any servicer, Buyer may transfer any or all of such servicing to an entity satisfactory to Buyer); provided further, that with respect to clause (iv) above, Buyer shall use commercially reasonable efforts to consult in good faith with the applicable Seller regarding the exercise of any such voting or corporate rights, provided that a failure by Buyer to consult with such Seller under this Article 7(d) shall not limit or waive Buyer’s rights to exercise such voting and corporate rights or invalidate such vote or exercise of rights or in any way create any liability whatsoever on the part of Buyer for exercising such rights.

(e) Notwithstanding the rights granted to any Seller pursuant to clause (d) above, the Sellers shall not, and shall not permit the Interim Servicer, the primary servicer or any other servicer of any Purchased Asset to consent to any amendments, modifications, waivers, releases, sales, transfers, dispositions or other resolutions relating to the Purchased Assets (including, with respect to a Purchased Asset that is a participation interest or a Mezzanine Loan, relating to the Underlying Mortgage Loan) (except to the extent contemplated or required by the related Purchased Asset Documents) including, without limitation, the following actions set forth in clauses (i) through (v) below, without the prior written consent of Buyer:

(i) any forbearance, extension or other modification or waiver with respect to any Purchased Asset;

(ii) the release, discharge or reduction of any: (A) lien on any Underlying Mortgaged Property or collateral for the related Purchased Asset or Purchased Item or (B) lien or claim on any letters of credit and other non-cash collateral that is required to be maintained pursuant to the Purchased Asset Documents or underlying mortgage loan documents, if any;

(iii) the extension of credit (including increasing the terms of any existing credit) to any Person with respect to any Purchased Asset or Underlying Mortgage Loan or Underlying Mortgaged Property;

(iv) any sale or other disposition of any Purchased Asset, Underlying Mortgage Loan, Underlying Mortgaged Property or any other material property or collateral related thereto; and

(v) the incurrence of any lien or other encumbrance other than as expressly created hereunder or under any other Transaction Document.

(f) Notwithstanding the provisions of Article 7(b) above requiring the execution of the Custodial Delivery Certificate and corresponding delivery of the Purchased Asset File to the Custodian on or prior to the related Purchase Date, with respect to each Transaction involving a Purchased Asset that is identified in the related Confirmation as a “Table Funded” Transaction, the applicable Seller shall, in lieu of effectuating the delivery of all or a portion of the Purchased Asset File on or prior to the related Purchase Date: (i) deliver to the Custodian by facsimile or email on or before the related Purchase Date for the Transaction copies of: (A) with respect to U.S. Purchased Assets, the promissory note(s), original stock certificate or Participation Certificate in favor of such Seller or, with respect to Foreign Purchased Assets, the original loan agreement and any other evidence of indebtedness, in any case, evidencing the making of the Purchased Asset, with such Seller’s endorsement of such instrument to Buyer (in the case of a U.S. Purchased Asset) or a Transfer Certificate (in the case of a Foreign Purchased Asset), (B) the mortgage, security agreement or similar item creating the security interest in the related collateral and the applicable assignment document evidencing the transfer to Buyer, (C) such other components of the Purchased Asset File as Buyer may require on a case by case basis with respect to the particular Transaction, and (D) evidence satisfactory to Buyer that all documents necessary to perfect such Seller’s (and, by means of assignment to Buyer on the Purchase Date, Buyer’s) interest in the Purchased Items for the Purchased Asset, (ii) deliver to Buyer and Custodian a Bailee Letter from an Acceptable Attorney, Title Company or other Person acceptable to Buyer on or prior to such Purchase Date, sufficient to establish Buyer’s ownership and perfected security interest in such Purchased Asset and (iii) not later than the third (3rd) Business Day following the Purchase Date, deliver to Buyer the Custodial Delivery Certificate and to the Custodian the entire Purchased Asset File.

ARTICLE 8.

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to all Purchased Items shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Items, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Items or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Items on terms and conditions that shall be in Buyer’s discretion, but no such transaction shall relieve Buyer of its obligations to transfer the related Purchased Assets to the applicable Seller pursuant to Article 3 of this Agreement, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, the applicable Seller pursuant to Article 5 hereof, or of Buyer’s obligations pursuant to Article 17.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by either Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of either Seller or an Affiliate of either Seller.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

(a) Each Seller and Buyer represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect, (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected and (vi) it has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer in the case of each Seller) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents. On the Purchase Date for any Transaction for the purchase of any Purchased Assets by Buyer from a Seller and any Transaction hereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, Buyer and such Seller shall each be deemed to repeat all the foregoing representations made by it.

(b) In addition to the representations and warranties in subsection (a) above, each Seller represents and warrants to Buyer as of the Closing Date and the Amendment and Restatement Date, and will be deemed to represent and warrant to Buyer as of the Purchase Date for the purchase of any Purchased Assets by Buyer from such Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Seller, (B) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (D) any applicable Requirement of Law applicable to these Transactions, in the case of clauses (B) or (C) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(iv) Litigation; Requirements of Law. Except as otherwise disclosed in writing to Buyer prior to the Closing Date, as of the Closing Date, the Amendment and Restatement Date, and as of the Purchase Date for any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Seller, the Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Seller or the Guarantor that is reasonably likely to result in any Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. Neither Seller nor the Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v) Good Title to Purchased Assets and Other Collateral. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Buyer and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets free of any adverse claim subject to the rights of Seller and obligations of Buyer under this Agreement or any other Transaction Document in each case except for (1) Liens to be released simultaneously with the sale to Buyer hereunder and (2) Liens granted by Seller in favor of the counterparty to any Hedging Transaction, solely to the extent such liens are expressly subordinate to the rights and interests of Buyer hereunder. If, notwithstanding the above, a court or forum recharacterizes the Transaction as a loan, the provisions of this Agreement (together (in relation to any Foreign Purchased Asset) with the relevant Foreign Assignment Agreement) are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Items and Buyer shall have a valid, perfected first priority security interest in the Purchased Items free of any adverse claim subject to the rights of Seller and obligations of Buyer under this Agreement or any other Transaction Document (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Assets).

(vi) No Adverse Effect; No Default or Event of Default. As of the related Purchase Date and the date of each Future Funding Transaction and Additional Purchase Transaction, Seller has no Knowledge of any facts or circumstances that are reasonably likely to have a material adverse effect on any Purchased Asset or Underlying Mortgaged Property. No Default or Event of Default has occurred or exists under or with respect to the Transaction Documents.

(vii) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(viii) Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A) As of the Closing Date and the Amendment and Restatement Date, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Items to any other Person, and immediately prior to the sale of, or grant of a security interest in, the Purchased Items to, or in favor of, Buyer.

(B) The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(C) With respect to the U.S. Purchased Assets, upon receipt by the Custodian of each Mortgage Note, Mezzanine Note or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Buyer of such Mortgage Note, Mezzanine Note or Participation Certificate, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein; and with respect to the Foreign Purchased Assets, upon receipt by the Custodian of Buyer of a Transfer Certificate or Participation Certificate, endorsed in blank by a duly authorized officer of the applicable Seller and each Foreign Assignment Agreement executed by a duly authorized officer of such Seller either a purchase shall have been completed by Buyer of the relevant Foreign Purchased Asset or the Participation Certificate, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of such Seller in the Purchased Items described therein.

(D) Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit VI are true, complete and correct, except to the extent disclosed in a Requested Exceptions Report previously accepted by Buyer.

(E) Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items in the jurisdiction and filing office listed on Exhibit XII attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Items.

(F) Upon execution and delivery of each Depository Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the related Depository Account and all amounts at any time on deposit therein.

(G) Upon execution and delivery of each Depository Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the UCC) comprising Purchased Items or any after-acquired property related to such Purchased Items. Except to the extent disclosed in a Requested Exceptions Report, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

(ix) Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, as of the Closing Date was paying and as of the Amendment and Restatement

Date is paying, its debts as they come due. Seller has not become, or is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x) No Conflicts or Consents. Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Seller pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which Seller may be bound, or to which Seller may be subject, other than liens created pursuant to the Transaction Documents. No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Seller of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained (other than consents, approvals and filings that have been obtained or made, as applicable, or that, if not obtained or made, are not reasonably likely to have a Material Adverse Effect).

(xi) Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration by Seller with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (B) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (C) the consummation of the transactions contemplated by this Agreement (other than consents, approvals and filings that have been obtained or made, as applicable, and the filing of certain financing statements in respect of certain security interests).

(xii) Organizational Documents. Seller has delivered to Buyer certified copies of its organization documents, together with all amendments thereto, if any.

(xiii) No Encumbrances. Except as contemplated by the Transaction Documents, there are (A) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (B) no agreements on the part of Seller to issue, sell or distribute the Purchased Asset, and (C) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except as contemplated by the Transaction Documents.

(xiv) Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xv) Taxes. Seller has timely filed or caused to be filed all required federal and other material tax returns that, to the Knowledge of Seller, would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes imposed on it and any of its assets by any Governmental Authority except for any such Taxes (A) as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP or (B) to the extent that the failure to pay them could not reasonably be expected to result in a Material Adverse Effect. No Tax liens have been filed against any of Seller’s assets and, to Seller’s Knowledge, no claims are being asserted in writing with respect to any such Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(xvi) Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America. No Act of Insolvency has ever occurred with respect to Seller.

(xvii) Solvency. Neither the Transaction Documents nor any Transaction, Additional Purchase Transaction or Future Funding Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. As of the Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (A) will not cause the liabilities of Seller to exceed the assets of Seller, (B) will not result in Seller having unreasonably small capital, and (C) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xviii) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xix) Full and Accurate Disclosure. No material information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xx) Financial Information. All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. All financial data concerning Seller has been prepared fairly in accordance with GAAP. All financial data concerning the Purchased Assets provided and prepared by Seller has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have a Material Adverse Effect on Seller.

(xxi) Hedging Transactions. To the Knowledge of Seller, as of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.

(xxii) Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements pertaining to the Purchased Assets and to the Knowledge of Seller, as of the Closing Date, the Amendment and Restatement Date and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

(xxiii) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxiv) PATRIOT Act.

A. Seller is in compliance, in all material respects, with the (1) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of any Transaction will, to Seller’s Knowledge, be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

B. Seller agrees that, from time to time upon the prior written request of Buyer, it shall (1) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Agreement and (2) provide such opinions of counsel concerning matters relating to this Agreement as Buyer may reasonably request; provided, however, that nothing in this Article 9(b)(xxiv) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates that neither Seller, nor, to Seller’s Knowledge, any of its Affiliates, is a Prohibited Investor, and, to Seller’s Knowledge, Seller is not acting on behalf of or for the benefit of any Prohibited Investor. Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(xxv) Ownership of Property. Seller does not own, and has not ever owned, any assets other than (A) the Purchased Assets, (B) such incidental personal property related thereto, (C) the King William Street Loan and (D) with respect to the U.S. Seller, the Other Facility Purchased Assets.

(xxvi) Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, Controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer

(xxvii) Office of Foreign Assets Control. Seller warrants, represents and covenants that neither Seller nor any of its Affiliates are or will be an entity or person (A) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”); (B) whose name appears on OFAC’s most current list of “Specifically Designed National and Blocked Persons” or other sanctions-related list of designated Persons maintained by the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom; (C) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (D) who is otherwise affiliated with, owns or controls any entity or person listed above (any and all parties or persons described in (A) through (D) above are herein referred to as a “Prohibited Person”). Seller covenants and agrees that none of Seller nor any of its Affiliates will knowingly (1) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that the purpose of evading or avoiding any of the prohibitions of EO 13224. Seller further covenants and agrees to deliver to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that none of Seller or any of the its Affiliates is a Prohibited Person and none of Seller, or any of its Affiliates has engaged in any business transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.

(xxviii) Notice Address; Name; Jurisdiction of Organization. On the date of this Agreement, Sellers’ addresses for notices are as specified on Annex I. U.S. Seller’s legal name is, and has at all times been, Parlex 4 Finance, LLC. Foreign Asset Seller’s legal name is, and has at all times been, Parlex 4 UK Finco, LLC. Each Seller’s sole jurisdiction of organization is, and at all times has been, Delaware. The location where each Seller keeps its books and records, including all computer tapes and records relating to the Purchased Items, is its related notice address. Each Seller may change its address for notices and for the location of its books and records by giving Buyer written notice of such change.

(xxix) Anti-Money Laundering Laws. Seller and its Affiliates either (1) is entirely exempt from or (2) has otherwise fully complied with all applicable anti-money laundering laws, sanctions programs and regulations of the United States, the United Kingdom, the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, the “Anti-Money Laundering Laws”), by (A) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(xxx) Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.

(xxxi) Centre of Main Interests. Seller warrants, represents and covenants that it has not (A) taken any action that would cause its “centre of main interests” (as such term is defined in the Insolvency Regulation to be located in the United Kingdom or (B) registered as a company in any jurisdiction other than Delaware.

ARTICLE 10.

NEGATIVE COVENANTS OF SELLER

On and as of the Closing Date, the Amendment and Restatement Date and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, neither Seller shall, without the prior written consent of Buyer:

(a) subject to such Seller’s right to repurchase any Purchased Asset sold by such Seller, take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Items (or any of it) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Items (or any of it) with any Person other than Buyer, unless and until such Purchased Asset relating to such Purchased Items is repurchased by Seller in accordance with this Agreement;

(c) modify in any material respect or terminate any Servicing Agreements to which it is a party, without the consent of Buyer in its discretion, not to be unreasonably withheld, conditioned, or delayed;

(d) create, incur or permit to exist any Lien in or on any of its property, assets, revenue, the Purchased Assets, unless and until such Purchased Asset relating to such Purchased Items is repurchased by Seller in accordance with this Agreement, the Purchased Items, whether now owned or hereafter acquired, other than the Liens granted by Seller pursuant to Article 6 of this Agreement and the Lien granted by Parent under the Pledge Agreement;

(e) except as otherwise expressly permitted herein, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets without the consent of Buyer in its sole and absolute discretion;

(f) consent or assent to any amendment or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other agreement or instrument relating to the Purchased Assets other than in accordance with Article 7(e) or Article 27;

(g) permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Buyer not to be unreasonably withheld, conditioned, or delayed, other than special purpose entity provisions, for which such consent shall be at Buyer’s sole and absolute discretion;

(h) acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;

(i) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(j) enter into any Hedging Transaction with respect to any Purchased Asset with any entity that is not an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty;

(k) permit, at any time after thirty (30) days subsequent to the Purchase Date of the first Purchased Asset subject to a Transaction, the number of Purchased Assets that are Senior Mortgage Loans to be less than three (3); provided, however, that in the event of an Early Repurchase of all Purchased Assets subject to Transactions, this Article 10(k) shall not apply until such time as Buyer and Seller enter into a new Transaction subsequent to such Early Repurchase of all Purchased Assets; and

(l) take any action that will cause its “centre of main interests” (as such term is defined in European Council Regulation (EC) No. 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”) to be located in the United Kingdom or register as a company in any jurisdiction other than Delaware.

ARTICLE 11.

AFFIRMATIVE COVENANTS OF SELLER

On and as of the Closing Date, the Amendment and Restatement Date and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a) Each Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 11 shall relieve such Seller of its obligations under this Agreement.

(b) Each Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Article 9.

(c) Each Seller shall (1) defend the right, title and interest of Buyer in and to the Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than Liens created in favor of Buyer pursuant to the Transaction Documents) and (2) at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Each Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default with respect to such Seller of which Seller has Knowledge as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.

(e) Each Seller shall cause the special servicer rating of the special servicer with respect to all mortgage loans underlying Purchased Assets to be no lower than “average” by S&P to the extent such Seller controls or is entitled to control the selection of the special servicer. In the event the special servicer rating with respect to any Person acting as special servicer for any mortgage loans underlying Purchased Assets shall be below “average” by S&P, or if an Act of Insolvency occurs with respect to either Seller or Guarantor, Buyer shall be entitled to transfer special servicing with respect to all Purchased Assets to an entity satisfactory to Buyer, to the extent such Seller controls or is entitled to control the selection of the special servicer.

(f) Each Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Buyer (i) any notice of the occurrence of an event of default under or report received by such Seller pursuant to the Purchased Asset Documents; (ii) any notice of transfer of servicing under the Purchased Asset Documents and (iii) any other information with respect to the Purchased Assets that may be reasonably requested by Buyer from time to time and within Seller’s possession or control or are obtainable by Seller.

(g) Each Seller will permit Buyer, its Affiliates or its designated representative, upon reasonable prior written notice from Buyer, at reasonable times not to exceed twice per calendar year unless an Event of Default has occurred and is continuing, at Buyer’s sole cost and expense, to inspect such Seller’s records with respect to the Purchased Items that are not privileged and the conduct and operation of its business related thereto subject to the terms of any confidentiality agreement between Buyer and Seller and applicable law, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality and applicable law. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of such Seller’s business.

(h) If either Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, such Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with all related necessary transfer documents, to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property are paid or distributed in respect of the Purchased Assets and received by either Seller, such Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of such Seller, as additional collateral security for the Transactions.

(i) At any time from time to time upon the reasonable request of Buyer, at the sole expense of the applicable Seller, each Seller will (i) promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the perfected, first-priority security interest required hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of such Seller (whether or not existing as of the Closing Date, any Purchase Date, the Amendment and Restatement Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements or similar requirements under the laws of England and Wales and/or other jurisdictions as Buyer may reasonably request). If any amount payable under or in connection with any of the Purchased Items shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as a Purchased Item pursuant to this Agreement, and the documents delivered in connection herewith.

(j) Each Seller shall provide, or to cause to be provided, to Buyer the following financial and reporting information:

(i) Within fifteen (15) calendar days after each month-end, a monthly reporting package substantially in the form of Exhibit III-A attached hereto (the “Monthly Reporting Package”);

(ii) Within forty-five (45) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III-B attached hereto (the “Quarterly Reporting Package”);

(iii) Within ninety (90) calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit III-C attached hereto (the “Annual Reporting Package”); and

(iv) (A) Upon Buyer’s request, a listing of any material changes in Hedging Transactions with Qualified Hedge Counterparties, the names of the Qualified Hedge Counterparties and the material terms of such Hedging Transactions, delivered within ten (10) days after Buyer’s request; and

(B) copies of each Seller’s and Guarantor’s Federal Income Tax returns, if any, delivered within thirty (30) days after the earlier of (1) filing or (2) the last filing extension period.

(k) Sellers shall make a representative available to Buyer every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Sellers, regarding the status of each Purchased Asset, Sellers’ compliance with the requirements of Articles 10 and 11, and any other matters relating to the Transaction Documents or Transactions that Buyer wishes to discuss with Sellers.

(l) Each Seller shall and shall cause Guarantor to at all times (i) comply with all material contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over the Sellers and Guarantor or any of its assets and the Sellers and Guarantor shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by such Seller and of such Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(m) Each Seller shall and shall cause Guarantor to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(n) Each Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Each Seller will continue to be a U.S. Person that is a partnership for U.S. federal income tax purposes, or a disregarded entity of a U.S. Person for U.S. federal income tax purposes. Each Seller shall pay and discharge all Taxes on its assets and on the Purchased Items that, in each case, in any manner would create any Lien upon the Purchased Items, except for Liens created pursuant to the Transaction Documents and other than any Liens with respect to Taxes, such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or Taxes that are not yet due and payable.

(o) Each Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of such Seller or Guarantor and of any change in such Seller’s or Guarantor’s name or respective jurisdictions of organization or the places where the books and records pertaining to the Purchased Assets are held not less than thirty (30) Business Days’ prior to taking any such action.

(p) Each Seller will maintain records with respect to the Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Purchased Items were held by such Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by such Seller with respect to the Purchased Items and the conduct and operation of its business.

(q) Each Seller shall provide Buyer and its Affiliates with reasonable access plus any such additional reports as Buyer may reasonably request. Upon two (2) Business Days’ prior notice (unless a Default or an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, such Seller shall allow Buyer to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Asset that either is in such Seller’s possession or is available to such Seller, (ii) examine, copy (at Buyer’s expense) and make extracts from its books and records, to inspect any of its properties, and (iii) discuss such Seller’s business and affairs with its officers.

(r) Each Seller shall enter into Hedging Transactions with respect to each of the Hedge-Required Assets to the extent necessary to hedge interest rate risk associated with the Purchase Price on such Hedge-Required Assets, in a manner reasonably acceptable to Buyer.

(s) Each Seller shall take all such steps as Buyer deems necessary to perfect the security interest granted pursuant to Article 6 in the Hedging Transactions, shall take such action as shall be necessary or advisable to preserve and protect such Seller’s interest under all such Hedging Transactions (including, without limitation, requiring the posting of any required additional collateral thereunder), and hereby authorizes Buyer to take any such action that such Seller fails to take after demand therefor by Buyer. Each Seller shall provide the Custodian with copies of all documentation relating to Hedging Transactions with Qualified Hedge Counterparties promptly after entering into same. All Hedging Transactions, if any, entered into by such Seller with Buyer or any of its Affiliates in respect of any Purchased Asset shall be terminated contemporaneously with the repurchase of such Purchased Asset on the Repurchase Date therefor.

(t) Each Seller shall:

(i) continue to engage in business of the same general type as now conducted by it or otherwise as reasonably approved by Buyer prior to the date hereof and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by such Seller and of such Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets) to the extent that failure to do so would have a Material Adverse Effect;

(ii) comply with all contractual obligations and with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv) pay and discharge all Taxes imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such Taxes the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(v) not cause or permit any Change of Control without the prior written consent of Buyer.

(u) Each Seller shall cause each servicer of the Purchased Asset to provide to Buyer and to the Custodian via electronic transmission, promptly upon request by Buyer a Servicing Tape for the month (or any portion thereof) prior to the date of Buyer’s request; provided that to the extent any servicer does not provide any such Servicing Tape, such Seller shall prepare and provide to Buyer and the Custodian via electronic transmission a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape; provided, further, that regardless of whether such Seller at any time delivers any such remittance report, such Seller shall at all times use commercially reasonable efforts to cause each servicer to provide each Servicing Tape in accordance with this Article 11(u).

(v) Each Seller’s organizational documents shall at all times include the following provisions: (a) at all times there shall be, and such Seller shall cause there to be, at least one (1) Independent Director; (b) such Seller shall not, without the unanimous written consent of its board of directors including the Independent Director, take any Material Action or any action that might cause such entity to become insolvent; (c) no Independent Director may be removed or replaced unless such Seller provides Buyer with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; and provided further, that any removal or replacement shall not be effective until the replacement Independent Director has accepted his or her appointment; (d) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Bankruptcy Code and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of such Seller, including its creditors in acting or otherwise voting with respect to a Material Action; (e) except for duties to such Seller as set forth in subsection (d) above (including duties to its equity owners and its creditors solely to the extent of their respective economic interests in such Seller but excluding (i) all other interests of the equity owners, (ii) the interests of other Affiliates of Seller, and (iii) the interests of any group of Affiliates of which such Seller is a part), the Independent Director shall not have any fiduciary duties to any Person bound by its organizational documents; (f) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (g) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Bankruptcy Code, an Independent Director shall not be liable to Seller or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. No consent by Buyer shall be required for the removal of any Independent Director for Cause. “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth in such Seller’s organizational documents, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.

(w) Each Seller has not and will not, except in connection with the obligations contemplated under the Transaction Documents:

(i) engage in any business or activity other than the entering into and performing its obligations under the Transaction Documents, and activities incidental thereto;

(ii) acquire or own any assets other than (A) the Purchased Assets, (B) the King William Street Loan, so long as the King William Street Loan is either (1) being assessed by Buyer as a potential Purchased Asset or (2) is a Purchased Asset, and (C) such incidental personal property related thereto;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable laws of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the material provisions of its organizational documents, in each case without the prior written consent of Buyer;

(v) own any subsidiary, or make any investment in, any Person;

(vi) commingle its assets with the assets of any other Person (excluding any consolidation of its financials with those of an Affiliate in accordance with GAAP), or permit any Affiliate or constituent party independent access to its bank accounts;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the debt incurred pursuant to this Agreement and the other Transaction Documents and unsecured trade debt in an unpaid amount less than $100,000;

(viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that such Seller’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of such Seller from such Affiliate and that such Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) such Seller’s assets, liabilities and net worth shall also be listed on such Seller’s own separate balance sheet;

(ix) except for capital contributions or capital distributions permitted under the terms and conditions of such Seller’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of such Seller, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person;

(xii) except in connection with the origination of the Purchased Assets, make any loans or advances to any Person, or own any stock or securities of, any Person;

(xiii) (A) fail to file its own tax returns separate from those of any other Person, except to the extent such Seller is not required to file tax returns under Applicable Law, (B) fail to pay any taxes required to be paid under Applicable Law, or any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of such Seller;

(xiv) fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name or (C) correct any misunderstanding of which such Seller has Knowledge regarding its separate identity;

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require any member, partner or shareholder of such Seller to make any additional capital contributions to Seller;

(xvi) if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of one hundred percent (100%) of all directors or managers of such Seller, including, without limitation, the Independent Director, take any Material Action or any action that might cause such entity to become insolvent;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks bearing its own name;

(xviii) fail to remain solvent or pay its own liabilities only from its own funds; provided that the foregoing shall not require any member, partner or shareholder of such Seller to make any additional capital contributions to such Seller;

(xix) acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx) have any employees, but shall be permitted to utilize employees of its Affiliates pursuant to arms-length terms;

(xxi) fail to maintain and use separate stationery, invoices and checks bearing its own name;

(xxii) have any of its obligations guaranteed by an Affiliate except for the Guarantee Agreement;

(xxiii) identify itself as a department or division of any other Person; or

(xxiv) except in connection with the Purchased Assets, buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(x) With respect to each Eligible Asset to be purchased hereunder, the applicable Seller shall notify Buyer in writing of the creation of any right or interest in such Eligible Asset or related Underlying Mortgaged Property that is senior to or pari passu with the rights and interests that are to be transferred to Buyer under this Agreement and the other Transaction Documents, and whether any such interest will be held or obtained by Seller or an Affiliate of Seller.

(y) Each Seller shall be solely responsible for the fees and expenses of the Custodian, Depository and each servicer (including, without limitation, the Interim Servicer) of any or all of the Purchased Assets.

(z) Each Seller shall obtain estoppels and agreements reasonably acceptable to Buyer for each Asset that is subject to a ground lease.

(aa) Each Seller shall notify Buyer in writing of any event or occurrence that could be reasonably determined to cause Guarantor to breach any of the covenants contained in paragraph 9 of the Guarantee Agreement.

(bb) With respect to each Purchased Asset subject to a Transaction, each Seller shall pay Buyer the applicable Purchased Asset Fee for such Purchased Asset as forth herein and in the Fee Letter.

ARTICLE 12.

EVENTS OF DEFAULT; REMEDIES

(a) Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) either Seller or Guarantor shall fail to repurchase (A) Purchased Assets upon the applicable Repurchase Date or (B) a Purchased Asset that is no longer an Eligible Asset in accordance with Article 12(c);

(ii) Buyer shall fail to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by either Seller to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and either Seller does not make such payment or cause such payment to be made) (except that such failure shall not be an Event of Default by either Seller if sufficient Income, including Principal Proceeds which would otherwise be remitted to the applicable Seller pursuant to Article 5 of this Agreement, is on deposit in the Depository Accounts and the Depository fails to remit such funds to Buyer);

(iii) either Seller or Guarantor shall fail to cure any Margin Deficit, to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount, in accordance with Article 4 of this Agreement;

(iv) either Seller or Guarantor shall fail to make any payment not otherwise addressed under this Article 12(a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement, the Pledge Agreement, the Guarantee Agreement or any other Transaction Document, which failure is not remedied within five (5) Business Days of notice thereof;

(v) either Seller shall default in the observance or performance of its obligation in Article 7(c) or any agreement contained in Articles 10 or 11 of this Agreement and such default shall not be cured within five (5) Business Days after notice by Buyer to the applicable Seller thereof;

(vi) an Act of Insolvency occurs with respect to either Seller or Guarantor;

(vii) a Change of Control occurs with respect to either Seller or Guarantor without the prior written consent of Buyer;

(viii) any employee with a title equivalent or more senior to that of “Senior Vice President” of either Seller or Guarantor shall admit in writing to any Person in an external communication (whether electronic or otherwise) its inability to, or its intention not to, perform any of its material obligations hereunder;

(ix) the Custodial Agreement, a Depository Agreement, the Pledge Agreement, the Guarantee Agreement or any other Transaction Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by either Seller;

(x) either Seller or Guarantor shall be in default under (A) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $250,000, with respect to such Seller or $15,000,000, with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $250,000, with respect to such Seller or $15,000,000, with respect to Guarantor; or (B) any other material contract to which such Seller or Guarantor is a party, which default (1) involves the failure to pay a matured obligation if the aggregate amount of such obligation is greater than $250,000 with respect to such Seller or $15,000,000 with respect to Guarantor, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is greater than $250,000, with respect to such Seller or $15,000,000, with respect to Guarantor;

(xi) either Seller or Guarantor shall be in default under any Indebtedness of such Seller or Guarantor, as applicable, to Buyer or any of its present or future Affiliates, which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness;

(xii) (A) either Seller or an ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a “Reportable Event” (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event (as so defined) or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) either Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xiii) either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by a Seller within three (3) Business Days after notice thereof from Buyer to such Seller, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets;

(xiv) an “Event of Default,” “Termination Event,” “Potential Event of Default” or other default or breach, however defined therein, occurs under any Hedging Transaction on the part of a Seller, or the counterparty to a Seller on any such Hedging Transaction with a Qualified Hedge Counterparty ceases to be a Qualified Hedge Counterparty, that is otherwise not cured within any applicable cure period thereunder or, if no cure period exists thereunder, which is not cured by such Seller within three (3) Business Days after notice thereof from an Affiliated Hedge Counterparty or Qualified Hedge Counterparty to such Seller;

(xv) any governmental, regulatory, or self-regulatory authority shall have taken any action to suspend or terminate the rights, privileges, or operations of either Seller, which suspension has a Material Adverse Effect in the determination of Buyer;

(xvi) any other representation (other than the representations and warranties of either Seller set forth in Exhibit VI and Article 9(b)(viii)(D), which shall not be considered an Event of Default if incorrect or untrue in any material respect) made by either Seller to Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such incorrect or untrue representation exists and continues unremedied for ten (10) calendar days after the earlier of receipt of written notice thereof from Buyer or such Seller’s Knowledge of such incorrect or untrue representation;

(xvii) a final non-appealable judgment by any competent court in the United States of America for the payment of money (A) rendered against either Seller in an amount greater than $250,000 or (B) rendered against Guarantor in an amount greater than $15,000,000, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means reasonably acceptable to Buyer;

(xviii) if either Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within the earlier of five (5) Business Days after (a) delivery of notice thereof to such Seller by Buyer, or (b) Knowledge on the part of Seller of such breach or failure to perform; provided, that, if Buyer determines, in its sole discretion, that any such breach is capable of being cured and such Seller is diligently and continuously pursuing such a cure in good faith but is not able to do so on a timely basis, such Seller shall have an additional period of time, not to exceed thirty (30) additional days, within which to complete such cure; provided further, that such additional 30-day period shall not apply to any breach of or other failure to comply with the terms of Article 10(k) of this Agreement;

(xix) the Guarantee Agreement or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Guarantor or either Seller; and

(xx) the breach by Guarantor of any material term or condition set forth in the Guarantee Agreement or of any representation, warranty, certification or covenant made or deemed made in the Guarantee Agreement by Guarantor or in any certificate furnished by Guarantor to Buyer pursuant to the provisions hereof or thereof or if any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any respect as of the time made or furnished; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Guarantor cures such default or failure to perform, as the case may be, within the grace notice and/or cure period, if any, provided under the applicable agreement.

(b) After the occurrence and during the continuance of an Event of Default, each Seller hereby appoints Buyer as attorney-in-fact of such Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to either Seller, the following rights and remedies shall be available to Buyer:

(i) At the option of Buyer, exercised by written notice to such Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to such Seller or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii) If Buyer exercises or is deemed to have exercised the option referred to in Article 12(b)(i) of this Agreement:

(A) each Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or either Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 12(b)(iii) of this Agreement); and

(C) the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.

(iii) Upon the occurrence and during the continuance of an Event of Default with respect to either Seller, Buyer may (A) immediately sell on a servicing released basis, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Sellers under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 12(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with such Seller’s default; (w) second, to actual out-of-pocket damages incurred by Buyer in connection with such Seller’s default (including, but not limited to, costs of cover and/or Hedging Transactions, if any), (x) third, to the Repurchase Price; (y) fourth, to any Breakage Costs; and (z) fifth, to return any excess to Sellers.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v) Each Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for (A) the amount (including in connection with the enforcement of this Agreement) of all out of pocket losses, and costs and expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to such Seller and (B) all documented, actual costs incurred by Buyer in connection with the termination of Hedging Transactions in the event that such Seller, from and after an Event of Default, takes any action to impede or otherwise affect Buyer’s remedies under this Agreement.

(vi) Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC as in effect from time-to-time in the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim and the right to appropriate the Purchased Assets in accordance with Article 12(b)(vi)), in equity, and under any other agreement between Buyer and either Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of either Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency. The parties hereto agree that the method of valuation of Purchased Assets provided for in Article 12(b)(vi) shall constitute a commercially reasonable method of valuation for the purposes of the FCA Regulations.

(vii) Subject to the applicable notice and cure periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default with respect to either Seller and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by law, any defense such Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c) If at any time Buyer determines that (i) any Purchased Asset is not an Eligible Asset (other than as a result of a breach of a Mark-to-Market Representation, which shall in no event, in and of itself, cause an Early Repurchase but may be used in connection with the determination of Market Value in accordance with this Agreement) or (ii) has been released from the possession of the Custodian for a period in excess of ten (10) calendar days, the related Transaction shall terminate and an Early Repurchase Date shall be deemed to occur with respect to such Purchased Asset. No later than three (3) Business Days after receiving written notice from Buyer or any Seller becoming otherwise aware that such Purchased Asset is not an Eligible Asset, such Seller shall repurchase the affected Purchased Asset and such Seller shall pay the applicable Repurchase Price for such Purchased Asset to Buyer by depositing such amount in immediately available funds at the direction of Buyer.

ARTICLE 13.

SINGLE AGREEMENT

Buyer and each Seller acknowledge that, and have entered hereinto and will enter into each Transaction (including an Additional Purchase Transaction or Future Funding Transaction) hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 14.

RECORDING OF COMMUNICATIONS

EACH OF BUYER AND EACH SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND EACH SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 15.

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial, United States Postal Service or Royal Mail, with proof of delivery or (d) by email, provided that such emailed notice must also be delivered by one of the means set forth above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 15. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of email, upon receipt of confirmation, provided that such emailed notice was also delivered as required in this Article 15. A party receiving a notice that does not comply with the technical requirements for notice under this Article 15 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 16.

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 17.

NON-ASSIGNABILITY

(a) Subject to Article 17(b) below, neither Seller may assign any of its respective rights or obligations under this Agreement without the prior written consent of Buyer (not to be unreasonably withheld or delayed) and any attempt by either Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void. Buyer may, without consent of either Seller, sell to one or more banks, financial institutions or other entities (“Participants”) (other than with respect to an assignment to a Prohibited Transferee, which shall be subject to the prior written consent of the applicable Seller) participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement. Buyer may, at any time and from time to time, upon prior written notice to the applicable Seller, assign to any Person (other than Prohibited Transferees, so long as no Event of Default has occurred and is continuing, in which case such limitation shall not apply) (an “Assignee” and together with Participants, each a “Transferee” and collectively, the “Transferees”) all or any part of its rights its interest in the Purchased Assets, or any other interest of Buyer under this Agreement; provided, however, that in all such circumstances (for the avoidance of doubt, including participations) other than a sale, assignment, transfer or participation by Buyer of one hundred percent (100%) of its rights and obligations under the Transaction Documents (which sale, assignment, transfer or participation, if Buyer does not retain control and authority over its rights and obligations under the Transaction Documents, shall be subject to the prior written consent of the applicable Seller, not to be unreasonably withheld, conditioned or delayed), (i) Buyer shall retain control and authority over its rights and obligations under the Transaction Documents and any Transaction, subject to major decision approval rights, (ii) the applicable Seller shall not be obligated or required to deal directly or indirectly with any Person other than Buyer, and (iii) such Seller shall not be charged for, incur or be required to reimburse Buyer or any other Person for any costs or expense relating to any such sale, assignment, transfer or participation. Each Seller and Guarantor agrees to reasonably cooperate with Buyer, at Buyer’s sole cost and expense, in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale. Each Seller agrees that each properly registered Participant shall be entitled to the benefits of Article 3(h), Article 3(i), and Articles 3(n) through (s) (subject to the requirements and limitations therein, including, without limitation and for the avoidance of doubt, the requirements under Article 3(o) or Article 3(p) (it being understood that the documentation required under Article 3(p) shall be delivered to the participating Buyer or Assignee, as applicable)) to the same extent as if it were an Assignee and had acquired its interest by assignment pursuant to this Article 17(a); provided that such Participant (A) agrees to be subject to the provisions of Article 3 as if it were an Assignee under this Article 17(a), and (B) shall not be entitled to receive any greater payment under Article 3(o) or Article 3(q), with respect to any participation, than its participating Buyer or Assignee, as applicable, would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, in any case which occurs after the Participant acquired the applicable participation. Each Buyer or Assignee that sells a participation agrees to use reasonable efforts to cooperate with Sellers to effectuate the provisions of Article 3 with respect to the applicable Participant.

(b) Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that Buyer may determine in its sole discretion other than with respect to repurchase transactions or sales, pledges, repledges, transfers, hypothecations, or rehypothecations to Prohibited Transferees, which shall be subject to the prior written consent of the applicable Seller; provided, however, that Buyer shall transfer the applicable Purchased Assets to the related Seller on the applicable Repurchase Date free and clear of any pledge, lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets or Purchased Items transferred to Buyer by the applicable Seller.

(c) Buyer, acting for this purpose as an agent of the applicable Seller, shall maintain at one of its offices a register for the recordation of the names and addresses of Buyer, and the percentage of the rights and obligations under this Agreement owing to, Buyer and each Transferee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Seller, Buyer, and each Transferee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer or Transferee, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by either Seller at any reasonable time and from time to time upon reasonable prior notice; provided that Buyer shall have no obligation to disclose all or any portion of the Register regarding Participants (including the identity of any Participant or any information relating to a Participant’s beneficial interest in this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such beneficial interest in this Agreement or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in the Register as the owner of its respective interest for all purposes of this Agreement notwithstanding any notice to the contrary. No sale, assignment, transfer or participation pursuant to this Article 17 shall be effective until reflected in the Register.

ARTICLE 18.

GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

ARTICLE 19.

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 20.

USE OF EMPLOYEE PLAN ASSETS

(a) If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Article 20, any such Transaction shall proceed only if the applicable Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction or a related Additional Purchase Transaction or Future Funding Transaction, pursuant to this Article 20, the applicable Seller shall be deemed (i) to represent to Buyer that since the date of such Seller’s latest such financial statements, there has been no material adverse change in such Seller’s financial condition that such Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is such Seller in any outstanding Transaction involving a Plan Party.

ARTICLE 21.

INTENT

(a) The parties intend and recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). The Parties intend (a) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (c) that each party (for so long as each is either a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Section 546, 555, 559, 561, 362(b)(6) or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting agreement,” including (x) the rights, set forth in Article 12 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 12 and in Sections 362(b)(6), 362 (b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code. The parties intend and recognize that the arrangements under this Agreement are to constitute a “title transfer financial collateral arrangement” or a “security financial collateral arrangement” for the purposes of the Financial Collateral Arrangements (No 2) Regulations 2003 (the “FCA Regulations”).

(b) It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Article 12 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement or any Transaction as a “repurchase agreement,” “securities contract” and/or “master netting agreement,” or (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as the type of Asset subject to the Transactions or, in the case of a “repurchase agreement,” the term of the Transactions, would render such definition inapplicable.

(e) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(f) It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.

(g) Notwithstanding anything herein to the contrary, it is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing, and that the applicable Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, each Seller and Buyer shall treat the Transactions as described in the preceding sentence (including on any and all filings with any U.S. Federal, state, or local taxing authority) and agree not to take any action inconsistent with such treatment.

ARTICLE 22.

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) In the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 23.

CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against either Seller or its property in the courts of other jurisdictions.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 24.

NO RELIANCE

Each Seller and Buyer hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25.

INDEMNITY

Each Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that neither Seller shall be liable for losses resulting from the gross negligence, bad faith or willful misconduct of Buyer or any other Indemnified Party. Without limiting the generality of the foregoing, each Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act; provided, that neither Seller shall be liable for losses resulting from the gross negligence, bad faith or willful misconduct of Buyer or any other Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, each Seller will save, indemnify and hold Buyer harmless from and against all out-of-pocket expense (including reasonable attorneys’ fees of outside counsel), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by either Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from either Seller. Each Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable out-of-pocket costs and expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 26 and Article 3 (including, without limitation, all Due Diligence Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason) and the enforcement or the preservation of Buyer’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its outside counsel. Each Seller hereby acknowledges that the obligation of such Seller hereunder is a recourse obligation of Seller. This Article 25 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

ARTICLE 26.

DUE DILIGENCE

Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and such Seller agrees that upon reasonable prior notice to such Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such Seller, any servicer or subservicer and/or the Custodian. Each Seller agrees to reimburse Buyer for any and all reasonable out-of-pocket costs and expenses incurred by Buyer with respect to the Purchased Assets during the term of this Agreement, which shall be paid by such Seller to Buyer within five (5) days after receipt of an invoice therefor. Each Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may enter into Transactions with such Seller based solely upon the information provided by such Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Each Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of such Seller. Each Seller further agrees that Seller shall reimburse Buyer for any and all attorneys’ fees, costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets.

ARTICLE 27.

SERVICING

(a) Each servicer of any Purchased Asset (including the Interim Servicer) shall service the Purchased Assets for the benefit of Buyer and Buyer’s successors and assigns. Each Seller shall cause each such servicer (including the Interim Servicer) to service the Purchased Assets at such Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices; provided that, without prior written consent of Buyer in its sole discretion as required by Article 7(d), no servicer (including the Interim Servicer and the primary servicer) of any of the Purchased Assets shall take any action with respect to any Purchased Asset described in Article 7(d).

(b) Each Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements and pooling and servicing agreements (including, without limitation each Interim Servicing Agreement or any other servicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Each Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request. Sellers shall cause each Foreign Purchased Asset to be serviced by a servicer acceptable to Buyer and in accordance with a Servicing Agreement in the form set forth in Exhibit XVII hereto.

(c) Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Seller (as the servicer), the Interim Servicer or any other servicer or sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.

(d) Neither Seller shall employ sub-servicers or any other servicers other than the Interim Servicer pursuant to the applicable Interim Servicing Agreement to service the Purchased Assets without the prior written approval of Buyer, in Buyer’s sole discretion. If the Purchased Assets are serviced by a sub-servicer or any other servicer, the applicable Seller shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements in the related Purchased Assets to Buyer. Each Seller shall cause all servicers (other than the Interim Servicer) and sub-servicers engaged by such Seller to execute the Servicer Notice with Buyer acknowledging Buyer’s security interest and agreeing that each servicer and/or sub-servicer shall immediately transfer all Income and other amounts with respect to the Purchased Assets in accordance with the applicable Servicing Agreement and so long as any Purchased Asset is owned by Buyer hereunder, following notice from Buyer to such Seller and each such servicer of an Event of Default under this Agreement, each such servicer (including the Interim Servicer) or sub-servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Buyer. Each Seller shall cause each Servicing Agreement (including each Interim Servicing Agreement) to be consistent with the terms of this Agreement and each Servicer (including the Interim Servicer) to comply with such terms.

(e) The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

(f) For the avoidance of doubt, each Seller retains no economic rights to the servicing, other than such Seller’s rights under the applicable Interim Servicing Agreement. As such, each Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by the Servicer.

(g) Each Seller shall cause each servicer of a Purchased Asset to provide to Buyer, the Interim Servicer, and to the Custodian via electronic transmission, promptly upon request by Buyer a Servicing Tape for the month (or any portion thereof) prior to the date of Buyer’s request; provided, that to the extent any servicer does not provide any such Servicing Tape, such Seller shall prepare and provide to Buyer, the Interim Servicer and Custodian via electronic transmission a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape; and provided, further, that regardless of whether such Seller at any time delivers any such remittance report, such Seller shall at all times use commercially reasonable efforts to cause each servicer to provide each Servicing Tape in accordance herewith.

ARTICLE 28.

MISCELLANEOUS

(a) Each Seller hereby acknowledges and agrees that Buyer may either securitize or participate, syndicate or otherwise sell interests in the Transactions, any Transaction and/or any portion thereof (any such transaction, a “Secondary Market Transaction”). To the extent Buyer desires to implement any Secondary Market Transaction, each Seller agrees to reasonably cooperate with Buyer, at Buyer’s sole cost and expense (including, without limitation, Buyer’s attorneys’ fees and costs and such Seller’s reasonable attorneys’ fees and costs), to plan, structure, negotiate, implement and execute such Secondary Market Transaction; provided that such Secondary Market Transaction has no material adverse tax consequence on such Seller or their direct or indirect owners. Each Seller hereby further acknowledges and agrees that (i) Buyer reserves the right to convert any Transaction or Transactions (or any portion thereof) at any time (including in connection with a Secondary Market Transaction) to components, pari passu financing or subordinate financing, including one or more tranches of preferred equity, subordinate debt, multiple notes, or participation interests, each subordinate to such loan (“Subordinate Financing”, and the senior portion of any such Subordinate Financing, the “Senior Tranche”), and (ii) any such Subordinate Financing shall have individual coupon rates that, when blended with the Senior Tranche in the aggregate, shall initially equal the Price Differential. Each Seller acknowledges and agrees that the terms of any such Subordinate Financing will provide that a default under the Senior Tranche shall be a default under the respective Subordinate Financing. Each Seller consents to disclosure by Buyer or any of its Affiliates of the Purchased Assets, collateral therefor and such Seller’s and its Affiliates’ and/or principals’ operating and financial statements in connection with the servicing of any Purchased Assets and any Secondary Market Transaction.

(b) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(c) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(d) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e) Without limiting the rights and remedies of Buyer under the Transaction Documents, each Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Each Seller agrees to pay Buyer on demand all costs and expenses

(including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of such Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Purchased Items and for the custody, care or preservation of the Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, each Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of each Depository Account and registering the Purchased Items in the name of Buyer or its nominee. All such expenses shall be recourse obligations of the applicable Seller to Buyer under this Agreement. This Article 28(e) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(f) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, each Seller hereby grants to Buyer and its Affiliates a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by such Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of such Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the Control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of such Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Seller at any time existing. Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to such Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by such Seller thereof under the Transaction Documents or any other agreement, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Each Seller shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by such Seller under the Transaction Documents or any other agreement, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SUCH SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SUCH SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SUCH SELLER.

(g) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(i) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(j) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(k) Wherever pursuant to this Agreement, Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive.

(l) Each Affiliated Hedge Counterparty is an intended third party beneficiary of this Agreement and the parties hereto agree that this Agreement shall not be amended or otherwise modified without the written consent of each Affiliated Hedge Counterparty, such consent not to be unreasonably withheld.

(m) From and after the Amendment and Restatement Date, the Existing Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that the liens and security interests granted under the Existing Agreement shall continue in full force and effect and, notwithstanding the amendment and restatement of the Existing Agreement pursuant to this Agreement, such liens and security interests secure and shall continue to secure the payment of the Repurchase Obligations.

ARTICLE 29.

JOINT AND SEVERAL OBLIGATIONS

(a) Each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by Requirements of Law for all Repurchase Obligations, (ii) until all Repurchase Obligations shall have been paid in full and the expiration of any applicable preference or similar period pursuant to any Insolvency Law, or at law or in equity, has expired, the liability of each Seller (A) shall be absolute and unconditional and shall remain in full force and effect (and, if suspended or terminated, shall be reinstated) and, for the avoidance of doubt, such liability shall be absolute and unconditional and shall remain in full force and effect even if Buyer shall not make a claim before the expiration of such period asserting an interest in all or any part of any payment(s) received by Buyer, and (B) shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including, but limited to, any of the following events, whether or not with notice to, or the consent of, each or any Seller: (1) the waiver, forbearance, compromise, settlement, release, termination, modification or amendment (including, but not limited to, any extension or postponement of the time for payment or performance or renewal or refinancing) of any of the Repurchase Obligations, (2) the failure to give notice to each or any Seller of the occurrence of a Default or an Event of Default, (3) the release, substitution or exchange by Buyer of any Purchased Asset (with or without consideration) or the acceptance by Buyer of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection, subordination of priority (whether at law or equity) or any other impairment of any collateral, (4) the full or partial release of, or waiver or forbearance from enforcing any rights against, any Person primarily or secondarily liable for payment or performance of all or any part of the Repurchase Obligations, whether or not by Buyer, and whether or not in connection with any Insolvency Proceeding affecting any Seller or any other Person, has (x) any obligations in respect of the Repurchase Obligations or any part thereof, or (y) granted any security interest in any of its collateral as security for any of the Repurchase Obligations, or (5) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Article 29, result in the release or discharge, in whole or in part, of any or all of Sellers from the payment, performance or observance of any Repurchase Obligation, (iii) Buyer shall not be required first to initiate any suit or to attempt to enforce or exhaust its remedies against any Seller or any other Person, in order to enforce the Transaction Documents or seek payment and/or performance of any or all of the Repurchase Obligations against any Seller and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller is and shall remain directly and primarily liable for all sums due under any of the Transaction Documents, including, but not limited to, all of the Repurchase Obligations, (iv) when making any demand hereunder against any Seller, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, and (x) any failure by Buyer to make any such demand, enforce or attempt to enforce any of Buyer’s rights, or collect or attempt to collect any payments from any other Seller, or (y) any release by Buyer of any other Seller shall not, in either case, relieve any Seller of its obligations or liabilities hereunder or under any other Transaction Document, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law or equity, of Buyer against any Seller or all of the Sellers, and (v) on disposition by Buyer of any collateral securing any of the Repurchase Obligations, each Seller shall be and shall remain jointly and severally liable for any deficiency up to and including, with respect to each Seller, the value of the Purchased Assets purchased from such Seller.

(b) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the obligations of each Seller with respect to joint and several liability hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Seller’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the Bankruptcy Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Seller, contingent or otherwise, that are relevant under the Fraudulent Transfer laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BUYER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Thomas N. Cassino
Name: Thomas N. Cassino
Title: Executive Director

SELLERS:

PARLEX 4 UK FINCO, LLC, a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name: Douglas N. Armer
Title: Managing Director, Head of Capital Markets and Treasurer

PARLEX 4 FINANCE, LLC, a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name: Douglas N. Armer
Title: Managing Director, Head of Capital Markets and Treasurer